As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TELECOM ITALIA CAPITAL

société anonyme

(Exact name of registrant as specified in its charter)

Luxembourg	4899	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

287-289 route d’Arlon

L-1150

Luxembourg

Tel: 011-352-456060-1

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Telecom Italia of North America, Inc.

745 Fifth Avenue

27th Floor

New York, New York 10151

Tel: (212) 310-9000

Fax: (212) 755-5766

(Name, address, including zip code, and telephone number, including area code, of agent for service)

TELECOM ITALIA S.p.A.

(Exact name of registrant as specified in its charter)

Republic of Italy	4899	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Piazza degli Affari 2

20123 Milano

Italy

Tel :011-39-02-8595-1

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Telecom Italia of North America, Inc.

745 Fifth Avenue

27th Floor

New York, New York 10151

Tel: (212) 310-9000

Fax: (212) 755-5766

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

W. Preston Tollinger, Jr., Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Tel: (212) 309-6915

Fax: (212) 309-6273

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A 4% Senior Notes Due 2008	$1,000,000,000	100%	$1,000,000,000	$126,700
Guarantee of Series A 4% Senior Notes Due 2008(1)	—	—	—	(2)
Series B 5.25% Senior Notes Due 2013	$2,000,000,000	100%	$2,000,000,000	$253,400
Guarantee of Series B 5.25% Senior Notes Due 2013(1)	—	—	—	(2)
Series C 6.375% Senior Notes Due 2033	$1,000,000,000	100%	$1,000,000,000	$126,700
Guarantee of Series C 6.375% Senior Notes Due 2033(1)	—	—	—	(2)
Total	$4,000,000,000	100%	$4,000,000,000	$506,800(3)

(1)	Telecom Italia S.p.A. has guaranteed the Series A 4% Senior Notes Due 2008, Series B 5.25% Senior Notes Due 2013 and Series C 6.375% Senior Notes Due 2033 being registered hereby.
(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $506,800 out of the total filing fee of $2,640,000 paid with respect to $10,000,000,000 of unsold debt securities is being carried forward from Registration Statement No. 333-12766 to this Registration Statement. Therefore, a registration fee of $0 is being paid in connection with the filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 10, 2004

PROSPECTUS

OFFER TO EXCHANGE ALL OUTSTANDING SERIES A 4% GUARANTEED SENIOR NOTES DUE 2008, ALL OUTSTANDING SERIES B 5.25% GUARANTEED SENIOR NOTES DUE 2013, AND ALL OUTSTANDING SERIES C 6.375% GUARANTEED SENIOR NOTES DUE 2033 FOR REGISTERED SERIES A 4% GUARANTEED SENIOR NOTES DUE 2008, REGISTERED SERIES B 5.25% GUARANTEED SENIOR NOTES DUE 2013, AND REGISTERED SERIES C 6.375% GUARANTEED SENIOR NOTES DUE 2033

TELECOM ITALIA CAPITAL

Unconditionally Guaranteed By

TELECOM ITALIA S.p.A.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                      , 2004, UNLESS EXTENDED

Material Terms of the Exchange Offer:

➢	Telecom Italia Capital is offering to exchange the initial notes that it sold in a private offering which closed on October 29, 2003 for new registered exchange notes.

➢	Based on interpretations by the staff of the U.S. Securities and Exchange Commission, we believe that, subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

➢	The initial notes are currently listed on the Luxembourg Stock Exchange. We currently intend to list the exchange notes on the Luxembourg Stock Exchange.

➢	The exchange offer expires at 5:00 p.m., New York City time, , 2004, unless extended.

➢	Tenders of outstanding initial notes may be withdrawn any time prior to the expiration of the exchange offer.

➢	All outstanding initial notes that are validly tendered and not validly withdrawn will be exchanged.

➢	You may tender your outstanding initial notes in integral multiples of U.S.$1,000.

➢	We believe that the exchange of initial notes for registered exchange notes will not be a taxable exchange for U.S. federal income tax purposes. Participation in the exchange offer may result in certain adverse tax consequences for non-U.S. residents as discussed in the section of this prospectus entitled “Italian Tax Considerations” on page 69.

➢	We will not receive any proceeds from the exchange offer.

➢	The exchange offer is subject to customary conditions, including that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the U.S. Securities and Exchange Commission.

➢	The terms of the registered exchange notes to be issued are identical to the outstanding initial notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

➢	No public market currently exists for the exchange notes.

We are not making an offer to exchange new registered exchange notes for outstanding initial notes in the Republic of Italy or in any jurisdiction where the offer is not permitted.

The exchange notes are subject to the same business and financial risks as the initial notes. Please refer to “r isk factors” beginning on page 28 of this prospectus for a description of the risks you should consider when evaluating this investment.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the registered exchange notes to be distributed in the exchange offer, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2004

CERTAIN DEFINED TERMS

In this prospectus, references to the “Issuer” and “TI Capital” refer to “Telecom Italia Capital”. References to the “Guarantor” and “Telecom Italia” refer to Telecom Italia S.p.A. References to “we”, “us” and “our” refer to Telecom Italia Capital or, if the context so requires, also to Telecom Italia S.p.A. and, if the context so requires, its consolidated subsidiaries (including TI Capital). References to “Telecom Italia Group” refer to Telecom Italia S.p.A. and its consolidated subsidiaries (including TI Capital). References to “Old Telecom Italia” and “Old Telecom Italia Group” and “New Telecom Italia” and “New Telecom Italia Group” refer to Telecom Italia S.p.A. and its consolidated subsidiaries as they existed immediately prior to, and immediately after, respectively, August 4, 2003, the effective date of the merger between Olivetti S.p.A. (“Olivetti”) and Old Telecom Italia.

NOTICE TO INVESTORS

You understand that it is the intention of TI Capital that the exchange notes will be offered and sold to investors, and trade in the secondary market between investors, and will be held by investors who are resident in countries listed in the Decree of the Ministry of Finance of Italy of September 4, 1996 as amended. A copy of the decree can be obtained from the website of the Ministry of Finance of Italy at www.finanze.it. See “Transfer Restrictions”. You also understand that, to the extent that Telecom Italia will become the obligor under the exchange notes due to substitution or otherwise (see “Description of Exchange Notes and Guarantees—Mergers and Similar Events”) and Telecom Italia will be required to withhold on any payments made on the exchange notes, there would be no obligation to gross up such payments to investors resident in the countries identified in the above Decrees as having a “privileged tax regime” or to investors resident in countries other than those identified in the above Decrees as having a “privileged tax regime” (including investors resident in the United States) who do not furnish the required certifications under applicable Italian tax requirements. See “Description of Exchange Notes and Guarantees—Payment of Additional Amounts”.

NOTICE TO INVESTORS IN ITALY

Neither the exchange offer nor this prospectus has been cleared by the Commissione Nazionale per le Società e la Borsa (“CONSOB”) and, accordingly, the exchange notes are not offered for exchange with the initial notes in the territory of the Republic of Italy. Therefore: (i) this prospectus may not be used in connection with an exchange offer in the Republic of Italy; and (ii) neither the Issuer, nor the Guarantor, nor the exchange agent (a) has delivered or will deliver this prospectus and any solicitation materials relating to the exchange offer in the Republic of Italy, (b) has solicited or will solicit exchanges of initial notes from any person within the Republic of Italy, (c) has accepted or will accept tenders of exchanges of initial notes from any person within the Republic of Italy, and/or (d) has offered, sold or delivered or will offer, sell or deliver, exchange notes to any person within the Republic of Italy. Any acceptance instructions in whatever form received from persons located in Italy shall be void and shall not be processed, validated or settled. In the case an Italian investor were to purchase the exchange notes on the secondary market and were holding the exchange notes at the time of the optional redemption (see “Optional Redemption” on page 14 of this prospectus), in certain cases there may be adverse tax consequences including the application of a 20% surtax. Italian investors holding the exchange notes will be responsible for such adverse tax consequences and no additional amounts will be paid in connection therewith by TI Capital or Telecom Italia.

NOTICE TO INVESTORS IN LUXEMBOURG

The exchange notes may not be offered to the public in the Grand Duchy of Luxembourg except in circumstances where the requirements of Luxembourg law concerning public offerings of securities have been met.

i

NOTICE TO INVESTORS IN FRANCE

In France, the exchange notes may not be directly or indirectly offered or sold to the public, and offers and sales of the exchange notes will only be made in France to qualified investors or to a closed circle of investors acting for their own accounts, in accordance with Article L.411-2 of the Code Monétaire et Financier and Decret no. 98-880 dated October 1, 1998. Accordingly, this prospectus has not been submitted to the Autorité des Marchés Financiers. Neither this prospectus nor any other offering material may be distributed to the public in France. In the event that the exchange notes purchased by investors are directly or indirectly offered or sold to the public in France, the conditions set forth in Articles L.412-1 and L.621-8 of the Code Monétaire et Financier must be complied with.

Les titres ne pourront pas être offerts ou vendus directement ou indirectement au public en France et ne pourront l’être qu’à des investisseurs qualifiés ou à un cercle restreint d’investisseurs, agissant pour compte propre, conformément à l’Article L.411-2 du Code Monétaire et Financier et du Décret no. 98-880 du 1er Octobre 1998 . Par conséquent, ce prospectus n’a pas été soumis au visa de l’Autorité des Marchés Financiers. Ni ce prospectus ni aucun autre document promotionnel ne pourront être communiqués au public en France. La diffusion, directe ou indirecte, dans le public des titres ainsi acquis ne peut être realisée que dans les conditions prévues aux articles L.412-1 et 621-8 du Code Monétaire et Financier.

NOTICE TO INVESTORS IN GERMANY

The offering of the exchange notes is not a public offering in the Federal Republic of Germany. No application has been made under German law to publicly market the exchange notes in or out of the Federal Republic of Germany so that no public offer of the exchange notes or public distribution may be made in or out of the Federal Republic of Germany. The exchange notes are not registered or authorized for distribution under the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, the offer is strictly for private use and the offer is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The exchange notes will only be available to persons who, by profession, trade or business, buy or sell exchange notes for their own or a third party’s account.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

In the United Kingdom, the exchange notes will only be available for subscription pursuant to the offering to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that will not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. Prospectus is being distributed in the United Kingdom only to persons of the kind described in Article 19(5) (“investment professionals”) or Article 49(2) (“high net worth companies, unincorporated associations etc.”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001, as amended, or to persons to whom it may otherwise lawfully be issued (collectively, “relevant persons”). By accepting delivery of this prospectus the recipient warrants and acknowledges that it is a relevant person. This communication must not be acted or relied upon by persons who are not relevant persons.

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WHERE YOU CAN FIND MORE INFORMATION

Telecom Italia

Telecom Italia is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), applicable to foreign private issuers and files annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document Telecom Italia files with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Since November 4, 2002, Telecom Italia has been required to file and furnish its documents to the SEC on EDGAR, the SEC’s electronic filing system. All such filings made since such date can be reviewed on EDGAR by going to the SEC’s website: www.sec.gov.

On completion of the merger of Olivetti and Old Telecom Italia on August 4, 2003 (the “Merger”), Olivetti changed its name to Telecom Italia S.p.A. and succeeded to the Exchange Act information requirements of Old Telecom Italia. All annual reports on Form 20-F and reports on Form 6-K filed or furnished with the SEC prior to August 4, 2003, were so filed or furnished by Old Telecom Italia. As a foreign private issuer, Telecom Italia is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and Telecom Italia’s officers, directors and controlling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Telecom Italia’s ordinary share ADSs and savings share ADSs are listed on the New York Stock Exchange and you can inspect Telecom Italia’s reports and other information at the New York Stock Exchange Inc., 20 Broad Street, New York, New York. For further information about Telecom Italia’s American Depositary Receipt arrangements, you may call the depositary under Telecom Italia’s American Depositary Receipt arrangements in the United States at (781) 575-4328.

TI Capital

TI Capital is a directly and indirectly wholly-owned subsidiary of Telecom Italia, organized under the laws of Luxembourg. TI Capital does not, and will not, file separate reports with the SEC.

TI Capital will issue the exchange notes described herein pursuant to an indenture as supplemented by a first supplemental indenture, both dated October 29, 2003. The indenture, the first supplemental indenture and their associated documents contain the full legal text of the matters described in “Description of Exchange Notes and Guarantees”. The indenture and the first supplemental indenture are available for inspection at BNP Paribas, 10A Boulevard Royal, L-2093, Luxembourg (the “listing agent”).

You may request, orally or in writing, a copy of the indenture dated October 29, 2003 as supplemented by the first supplemental indenture dated October 29, 2003, at no cost by contacting TI Capital at 287-289 route d’Arlon, L-1150 Luxembourg, tel.: 011-352-456060-1. Copies of the indenture and first supplemental indenture have also been filed with the SEC as exhibits to the registration statement on Form F-4 of which this prospectus forms a part, and may be obtained free of charge from the SEC’s web site at http://www.sec.gov.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with the SEC in other documents, which means:

•	incorporated documents are considered part of this prospectus;

•	Telecom Italia can disclose important information to you by referring you to those documents; and

•	information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus, and information that Telecom Italia files with the SEC after the date of this prospectus automatically updates and supersedes this prospectus.

We are incorporating by reference Telecom Italia’s Annual Report on Form 20-F for the year ended December 31, 2003 (the “Telecom Italia Annual Report”) (File No. 1-13882), which Telecom Italia filed with the SEC on June     , 2004, and a copy of which is being delivered herewith. The Telecom Italia Annual Report contains important information about Telecom Italia and its finances.

We also incorporate by reference each of the following documents that Telecom Italia will file with the SEC after the date of this prospectus from now until this exchange offer is completed:

•	Reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act; and

•	any future reports filed on Form 6-K that indicate they are incorporated by reference in this prospectus.

You may obtain a copy of any of the documents referred to above (excluding exhibits) at no cost by contacting our listing agent in Luxembourg at the following address:

BNP Paribas

Securities Services, Luxembourg Branch

23 Avenue de la Porte Neuve

L-2083

Luxembourg

To obtain timely delivery of any of our documents, you must make your request to us no later than             , 2004. The exchange offer will expire at 5:00 p.m., New York City time, on             , 2004. The exchange offer can be extended by us in our sole discretion, but we currently do not intend to extend the expiration date. See the caption “Terms of The Exchange Offer” on page 35 of this prospectus for more detailed information.

ENFORCEABILITY OF CIVIL LIABILITIES

UNDER THE UNITED STATES SECURITIES LAWS

Telecom Italia is a joint stock company (Società per Azioni) organized under the laws of the Republic of Italy, and TI Capital is a company with limited liability (société anonyme) for an unlimited duration, established under the laws of Luxembourg. None of the members of the Board of Directors of TI Capital and only one member of the Board of Directors of Telecom Italia is a resident of the United States. All or a substantial portion of the assets of these non-U.S. residents and of TI Capital and Telecom Italia are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon the non-U.S. resident directors or upon TI Capital or Telecom Italia or it may be difficult to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against TI Capital or Telecom Italia in Luxembourg or Italy, as applicable. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Italy and in Luxembourg. Enforceability in Italy of final judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the federal securities laws of the United States is subject, among other things, to the absence of a conflicting judgment by an Italian court or of an action pending in Italy among the same parties arising from the same facts and circumstances and started before the U.S. proceedings, and to the Italian courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, and that enforcement would not violate Italian public policy. In general, the enforceability in Italy of final judgments of U.S. courts would not require retrial in Italy, subject to the decision of the competent court of appeal ascertaining the existence of the above mentioned requirements and subject to challenge by the other party. In original actions brought before Italian courts, there is doubt as to the enforceability of liabilities based on the U.S. federal securities laws. The United States and Luxembourg do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. As a result, a civil judgment by a U.S. court is enforceable in Luxembourg subject to applicable exequatur proceedings.

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, which reflect Telecom Italia management’s current views with respect to certain future events and financial performance. Actual results may differ materially from those projected or implied in the forward-looking statements. Further, certain forward-looking statements are based upon assumptions of future events which may not prove to be accurate. The following important factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. Due to such uncertainties and risks, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof:

•	the continuing impact of increased competition in a liberalized market, including competition from global and regional alliances formed by other telecommunications operators in our core Italian domestic fixed-line and wireless markets;

•	the ability of Telecom Italia to introduce new services to stimulate increased usage of our fixed and wireless networks to offset declines in the traditional fixed-line voice business due to the continuing impact of regulatory required price reductions, market share loss, pricing pressures generally and shifts in usage patterns;

•	the level of demand for telecommunications services, particularly wireless telecommunications services in the maturing Italian market and for new higher value added products and services such as broadband;

•	the ability of Telecom Italia to achieve cost-reduction targets in the time frame established or to continue the process of rationalizing its non-core assets;

•	the success of Telecom Italia’s customer loyalty and retention programs, particularly in the fixed line business, and the impact of such programs on its revenues;

•	the impact of regulatory decisions and changes in the regulatory environment, including implementation of recently-adopted EU directives in Italy;

•	the impact and consequences of the Merger;

•	the impact of the slowdown in Latin American economies and the slow recovery of economies generally on the international business of Telecom Italia focused on Latin America and on Telecom Italia’s foreign investments and capital expenditures;

•	the continuing impact of rapid or “disruptive” changes in technologies;

•	the impact of political and economic developments in Italy and other countries in which Telecom Italia operates;

•	the impact of fluctuations in currency exchange and interest rates;

•	Telecom Italia’s ability to successfully implement its 2004-2006 Industrial Plan;

•	Telecom Italia’s ability to successfully achieve its debt reduction targets;

•	Telecom Italia’s ability to successfully roll out its UMTS networks and services and to realize the benefits of its investment in UMTS licenses and related capital expenditures;

•	Telecom Italia’s ability to successfully implement its internet and broadband strategy both in Italy and abroad;

•	Telecom Italia’s ability to achieve the expected return on the significant investments and capital expenditures it has made and continues to make in Latin America;

•	the amount and timing of any future impairment charges for our licenses, goodwill or other assets; and

•	the impact of litigation or decreased mobile communications usage arising from actual or perceived health risks or other problems relating to mobile handsets or transmission masts.

The foregoing factors should not be construed as exhaustive. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Accordingly, there can be no assurance that Telecom Italia will achieve its projected results.

PRESENTATION OF CERTAIN FINANCIAL

AND OTHER INFORMATION

Unless otherwise indicated, the financial information contained in this prospectus and incorporated by reference herein is prepared using Italian GAAP. Note 27 of the Notes to the audited consolidated financial statements of Telecom Italia included in the Telecom Italia Annual Report incorporated by reference herein describe the material differences between Italian GAAP and U.S. GAAP as they relate to Telecom Italia. No U.S. GAAP financial statements have been prepared for Telecom Italia.

The currency used by Telecom Italia in preparing its consolidated financial statements is the euro. References to “euro,” “euros” and “€,” are to euros and references to “U.S. dollars,” “dollars,” “US$” or “$” are to U.S. dollars. For the purpose of this prospectus, “billion” means a thousand million. On June 1, 2004, the Noon Buying Rate (as defined below) was euro 1 = US$1.2210. The noon buying rate is determined based on cable transfers in foreign currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”).

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents we have referred you to in “Where You Can Find More Information”. It may not contain all the information which is important to you and we recommend that you read the entire document as well as the documents referred to under “Where You Can Find More Information”.

Description of the Exchange Offer

The Exchange

On October 29, 2003, TI Capital issued

➢	$1,000,000,000 Series A 4% Guaranteed Senior Notes due 2008—(Common Codes: 017953281 and 017953354; CUSIP Nos.: 87927VAB4 and T92762AB8; ISIN Nos.: US87927VAB45 and UST92762AB80),

➢	$2,000,000,000 Series B 5.25% Guaranteed Senior Notes due 2013—(Common Codes: 017953150 and 017953168; CUSIP Nos.: 87927VAA6 and T92762AA0; ISIN Nos.: US87927VAA61 and UST92762AA08), and

➢	$1,000,000,000 Series C 6.375% Guaranteed Senior Notes due 2033—(Common Codes: 017953427 and 017953435; CUSIP Nos. 87927VAC2 and T92762AC6; ISIN Nos. US87927VAC28 and UST92762AC63) (collectively, the “initial notes”)

to Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston (Europe) Limited, J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch International and Morgan Stanley & Co. Incorporated (collectively, the “initial purchasers”) in transactions exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and Regulation S thereunder and applicable state securities laws. Telecom Italia has irrevocably and unconditionally guaranteed the full and punctual payment of principal, interest, additional amounts and all other amounts, if any, that may become due and payable in respect of the initial notes.

When TI Capital issued the initial notes, we entered into a registration rights agreement with the initial purchasers (the “registration rights agreement”) in which we agreed to use our reasonable best efforts to complete an exchange offer for the initial notes on or prior to October 28, 2004.

Under the terms of the exchange offer, you are entitled to exchange the initial notes for registered Series A 4% Guaranteed Senior Notes due 2008 (the “Series A notes”), Series B 5.25% Guaranteed Senior Notes due 2013 (the “Series B notes”) and Series C 6.375% Guaranteed Senior Notes due 2033 (the “Series C notes” and, together with the Series A notes and the Series B notes, the “exchange notes”) with substantially identical terms. You should read the discussion under the heading “Description of the Exchange Notes and Guarantees” for further information regarding the notes. As of this date, there are $4,000,000,000 aggregate principal amount of the initial notes outstanding. The initial notes may be tendered only in integral multiples of $1,000.

Resale Of Exchange Notes

We believe that the exchange notes issued in this exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

➢	any exchange notes received by you will be acquired in the ordinary course of business;

➢	you have no arrangement or understanding with any person to participate in the distribution of the notes or the exchange notes within the meaning of the Securities Act;

➢	you are not an “affiliate” (as defined in Rule 405 of the Securities Act) of Telecom Italia or TI Capital;

➢	you are not engaged in, and do not intend to engage in, the distribution of the exchange notes within the meaning of the Securities Act;

➢	if you are a broker-dealer, you will receive exchange notes in exchange for notes that were acquired for your own account as a result of market-making activities or other trading activities and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes; and

➢	if you are a broker-dealer, you did not purchase the initial notes being tendered in the exchange offer directly from TI Capital or Telecom Italia for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act.

If any of the foregoing is not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against that liability.

If you are a broker-dealer and receive exchange notes for your own account in exchange for initial notes that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act upon any resale of the exchange notes. A broker-dealer may use this prospectus in connection with an offer to resell, resale or other transfer of the exchange notes.

Consequences Of Failure To Exchange Initial Notes

If you do not exchange your initial notes for exchange notes, subject to some exceptions, you will no longer be able to require us to register the initial notes under the Securities Act. In addition, you will not be able to offer or sell the initial notes unless:

➢	they are registered under the Securities Act (and we will have no obligation to register them, except for some limited exceptions), or

➢	you offer or sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.

In addition, the trading market, if any, for the remaining initial notes may be adversely affected depending on the extent to which initial notes are tendered and accepted in the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on [                     ], 2004 (the “expiration date”), unless we decide to extend the expiration date. TI Capital will be entitled to close the offer as long as it has accepted all initial notes validly tendered and not withdrawn in accordance with the terms of the exchange offer.

Interest On The Exchange Notes

The exchange notes will bear interest from May 15, 2004. Interest due on the exchange notes will be payable in cash and will be payable on the same dates on which interest is otherwise payable on the initial notes and to the same persons who are entitled to receive those payments of interest on the initial notes.

No interest will be paid on any initial notes when they are surrendered and exchanged in this offer. Initial notes not tendered in the exchange offer will bear interest at the same rate in effect at the time of original issuance of the initial notes and, after consummation of the exchange offer, will not be entitled to additional interest or further registration rights.

Conditions To The Exchange Offer

We will proceed with the exchange offer, so long as:

➢	the exchange offer does not violate any applicable law or applicable interpretation of law of the staff of the SEC;

➢	no litigation materially impairs our ability to proceed with the exchange offer, and

➢	we obtain all governmental approvals we deem necessary for the exchange offer.

Procedures For Tendering Initial Notes

If you wish to accept the exchange offer, you must:

➢	tender your initial notes by following the procedures for book-entry transfer, as described in this document, or if you hold them through a broker, dealer, bank, trust company or nominee, instructing such institution to do so on your behalf; or

➢	complete, sign and date the letter of transmittal, or a facsimile of it, and send the letter of transmittal and all other documents required by it to JPMorgan Chase Bank, as exchange agent, and deliver the initial notes to be exchanged to the exchange agent or comply with the procedures for guaranteed delivery.

Guaranteed Delivery Procedure

If you wish to tender your initial notes and you cannot get your required documents to the exchange agent by the expiration date, you may tender your initial notes according to the guaranteed delivery procedure described under the heading “The Exchange Offer—Guaranteed Delivery Procedure.”

Withdrawal Rights

You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth herein under “The Exchange Offer—Exchange Agent” by 5:00 p.m., New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of Exchange Notes

If all the conditions to the exchange offer are satisfied or waived, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. TI Capital will deliver the exchange notes promptly after the expiration date.

Tax Considerations

We believe that the exchange of initial notes for notes will not be a taxable exchange for U.S. federal income tax purposes. You should consult your tax adviser about the tax consequences of the exchange as they apply to your individual circumstances.

For a fuller discussion of possible adverse tax consequences for non-U.S. residents, please see the section of this prospectus entitled “Italian Tax Considerations” on page 69.

Exchange Agent

JPMorgan Chase Bank is serving as exchange agent for the exchange offer. You can find the address and telephone number for JPMorgan Chase Bank on the inside of the back cover of this prospectus.

Fees and Expenses

We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the exchange notes. We have used a portion of the net proceeds from the sale of the initial notes to repay a portion of Telecom Italia’s bank debt incurred in connection with the payment to Olivetti shareholders exercising withdrawal rights in connection with the Merger and the tender offers made by Olivetti prior to completion of the Merger. A portion of the proceeds has been and will be used to repay other long and short term debt and for general corporate purposes. Affiliates of J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston (Europe) Limited, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, who were also initial purchasers, have had certain bank loans they made to Telecom Italia repaid with a portion of the net proceeds of the sale of the initial notes. See “Use of Proceeds”.

Description of the Companies

Telecom Italia S.p.A.

Telecom Italia S.p.A. is incorporated as a joint stock company under the laws of Italy. The duration of the company extends until December 31, 2100. The registered office and principal executive offices of Telecom Italia are at Piazza degli Affari 2, 20123 Milan, Italy. The telephone number is +39-02-85951.

On July 18, 1997, Old Telecom Italia’s predecessor company was merged with and into STET—Società Finanziaria Telefonica—per Azioni (“STET”), its parent holding company, with STET as the surviving corporation. As of the effective date of the merger, STET changed its name to “Telecom Italia S.p.A”. In November 1997, the Ministry of the Treasury of the Republic of Italy completed the privatization of Telecom Italia selling substantially all of its stake in the Old Telecom Italia Group through a global offering, and a private sale to a stable group of shareholders.

On May 21, 1999, Olivetti, through a tender offer, obtained control of the Old Telecom Italia Group when approximately 52.12% of Old Telecom Italia ordinary shares were tendered to Olivetti. Through a series of transactions which started in July 2001, Olimpia S.p.A. (“Olimpia”) acquired a 28.7% stake in Olivetti which resulted in the replacement of the then boards of directors of Olivetti and Old Telecom Italia.

On December 9, 2002 the Ministry of the Treasury sold its remaining stake in Old Telecom Italia ordinary and savings share capital.

On August 4, 2003, the Merger was consummated by Old Telecom Italia merging with and into Olivetti with Olivetti as the surviving company changing its name to “Telecom Italia S.p.A”. Following the Merger, the proportionate ownership of Telecom Italia’s share capital by shareholders unaffiliated with Pirelli S.p.A. (“Pirelli”), Olimpia’s largest shareholder or Olimpia, increased substantially to approximately 88.43% of the outstanding Ordinary Shares. Since that date Olimpia has acquired additional shares through market purchases and Olimpia is currently the largest shareholder of Telecom Italia with approximately a 17% holding of Telecom Italia’s shares. Please see “Item 7. Major Shareholders and Related-Party Transactions—Major Shareholders—The Olimpia Shareholders’ Agreements” in the Telecom Italia Annual Report incorporated herein by reference. Pirelli may be deemed to beneficially own 1,798,921,123 Telecom Italia shares (including the 1,751,765,823 Telecom Italia shares beneficially owned by Olimpia), representing approximately 17.46% of the total number of shares reported to be issued and outstanding.

At the end of 2003, the Telecom Italia Group was one of the world’s largest fixed telecommunications operators, with approximately 26.6 million subscriber fixed-lines installed (including ISDN) equivalent lines. Through its subsidiary TIM, the Telecom Italia Group was also the largest mobile telecommunications operator in Italy and one of the largest in the world, with more than 44.5 million mobile lines which include 26.1 million lines in Italy and more than 18.4 million outside Italy through controlled and associated companies of TIM (35.6 million lines in which we have an economic interest or proportionate lines). At December 31, 2003, the Telecom Italia Group also had 6.6 million mobile lines (2.2 million proportionate lines) through companies indirectly owned through Telecom Italia International. In Italy TIM is one of three operators with the right to provide GSM digital mobile telecommunications services and one of three operators with the right to provide DCS 1800 digital mobile telecommunications services (the fourth operator, Blu, was acquired in October 2002 and merged into TIM in December 2002). TIM is one of five entities which have acquired a UMTS license to provide third generation mobile services in Italy.

The Telecom Italia Group also provides leased lines and data communications services, internet services including broadband, and IT software and services. Telecom Italia also operates in the office products, IT office products and specialized applications for service automation in banking retail, gaming and public authorities services and specialized automation systems sector through Olivetti Tecnost.

The Telecom Italia Group’s international portfolio of subsidiaries and investments includes fixed and mobile telecommunications companies which operate mainly in Latin America and certain countries in Europe.

TI Capital

TI Capital is a limited liability company (société anonyme) organized under the laws of Luxembourg, incorporated on September 27, 2000 and is a directly and indirectly wholly-owned subsidiary of Telecom Italia. TI Capital is registered with the Registre du Commerceet des Sociétés of Luxembourg under B-77.970. TI Capital’s Articles of Incorporation were published in the Mémorial, Journal Officiel du Grand-Duché de Luxembourg, Recueil des Sociétés et Associations No. C-755 on October 13, 2000. TI Capital’s Articles of Incorporation were amended for the last time on December 20, 2002 and the modifications were published in the Mémorial Journal Officiel du Grand-Duché de Luxembourg, Recueil des Sociétés et Associations No C-184 on February 26, 2003.

TI Capital’s registered office and postal address is 287-289 route d’Arlon, L-1150, Luxembourg and its telephone number is + 352-456060-1.

Description of the Exchange Notes

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of Exchange Notes and Guarantees”.

Issuer	TI Capital

Guarantor	Telecom Italia

Securities	• $1,000,000,000 Series A 4% Guaranteed Senior Notes due 2008 (the “Series A notes”),

• $2,000,000,000 Series B 5.25% Guaranteed Senior Notes due 2013 (the “Series B notes”) and

• $1,000,000,000 Series C 6.375% Guaranteed Senior Notes due 2033 (the “Series C notes” and, together with the Series A notes and the Series B notes, the “exchange notes”).

As used herein, “initial notes” refers collectively to the Series A 4% Guaranteed Senior Notes due 2008, Series B 5.25% Guaranteed Senior Notes due 2013 and Series C 6.375% Guaranteed Senior Notes due 2033 issued by TI Capital to certain initial purchasers on October 29, 2003, as described above under “The Exchange.” As used herein, “notes” refers to both the initial notes and the exchange notes.

Guaranty

Telecom Italia has irrevocably and unconditionally guaranteed the full and punctual payment of principal, interest, additional amounts and all other amounts, if any, that may become due and payable in respect of the exchange notes. If TI Capital fails to punctually pay any such amount, Telecom Italia will immediately pay the same.

Maturities	November 15, 2008 for the Series A notes,
November 15, 2013 for the Series B notes and
November 15, 2033 for the Series C notes.

Interest rate

The Series A notes will bear interest at a rate of 4% per annum, the Series B notes will bear interest at a rate of 5.25% per annum and the Series C notes will bear interest at a rate of 6.375% per annum.

The exchange notes will bear interest based upon a 360-day year consisting of twelve 30-day months.

Interest payment date

Interest on the exchange notes will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2004. Interest on the exchange notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. No interest will be paid on any initial notes when they are surrendered and exchanged in this offer.

Regular record dates	May 1 and November 1.

Ranking

The exchange notes will be unsecured by assets or property. The exchange notes will rank equally in right of payment with all other senior unsecured indebtedness of TI Capital from time to time outstanding. The guarantee will rank equally in right of payment with all of Telecom Italia’s senior unsecured indebtedness.

Payment of additional amounts

TI Capital, as Issuer, and Telecom Italia, as Guarantor, will pay additional amounts in respect of any payments of interest or principal so that the amount you receive after Luxembourg or Italian withholding tax will equal the amount that you would have received if no withholding of tax had been applicable, subject to some exceptions as described under “Description of Exchange Notes and Guarantees—Payment of Additional Amounts”.

Optional redemption	Beginning on May 15, 2005, the exchange notes will be redeemable in whole or in part at TI Capital’s option at any time at a redemption price equal to the greater of:

• 100% of the principal amount of the applicable exchange notes, or

•      as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus:

20 basis points for the Series A notes,
25 basis points for the Series B notes,
30 basis points for the Series C notes,

plus accrued interest thereon to the date of redemption.

See: “Description of Exchange Notes and Guarantees—Redemption at TI Capital’s Option”.

Tax redemption

If, due to changes in Italian or Luxembourg laws relating to withholding taxes applicable to payments of principal or interest, or in connection with certain merger or similar transactions of Telecom Italia or TI Capital, TI Capital, as Issuer, or Telecom Italia, as Guarantor (or its respective successors), is obligated to pay additional amounts on the exchange notes, TI Capital may redeem the outstanding exchange notes in whole, but not in part, at any time at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

Form and denomination

You may hold a beneficial interest in the exchange notes through DTC, directly as a participant in DTC or indirectly through financial institutions that are DTC participants. Both Euroclear and Clearstream are DTC participants. As an owner of a beneficial interest in the exchange notes, you will generally not be entitled to have your notes registered in your name, will not be entitled to receive certificates in your name evidencing the exchange notes and will not be considered the holder of any exchange notes under the indenture.

Mergers and Assumptions

Each of TI Capital and Telecom Italia is generally permitted to consolidate or merge with another company. TI Capital will be permitted to merge with an Italian company and either Telecom Italia or any Italian subsidiary of Telecom Italia will be permitted to assume the obligations of TI Capital subject to the delivery of certain legal opinions. To the extent that an Italian company, including Telecom Italia or any Italian subsidiary of Telecom Italia, will become the obligor under the notes and that such Italian company will be required to withhold on any payments made on the notes, there would be no obligation to gross up such payments to investors (including investors resident in the United States) who do not furnish the required certifications under applicable Italian tax requirements.

Luxembourg listing

The initial notes are currently listed on the Luxembourg Stock Exchange. TI Capital will apply to list the exchange notes on the Luxembourg Stock Exchange in accordance with the rules and regulations of the Luxembourg Stock Exchange.

Trustee, principal paying agent and registrar	JPMorgan Chase Bank

Governing law	New York. For the avoidance of doubt, the provisions of Articles 86 to 94-8 of the Luxembourg law on commercial companies of 10 August 1915, as amended, are excluded.

Selling Restrictions

We are not making an offer to exchange initial notes for registered exchange notes in any jurisdiction where the offer is not permitted. Neither the exchange offer nor this prospectus has been cleared by the Commissione Nazionale per le Società e la Borsa (CONSOB) and, accordingly, the exchange notes are not offered for exchange with the initial notes in the territory of the Republic of Italy. Therefore: (i) this prospectus may not be used in connection with an exchange offer in the Republic of Italy; and (ii) neither TI Capital nor Telecom Italia nor JPMorgan Chase Bank and JP Morgan Chase Bank Luxembourg S.A., as our exchange agents, (a) has delivered or will deliver this prospectus and any solicitation materials relating to the exchange offer in the Republic of Italy, (b) has solicited or will solicit exchanges of initial notes from any person within the Republic of Italy, (c) has accepted or will accept tenders of exchanges of initial notes from any person within the Republic of Italy, and/or (d) has offered, sold or delivered or will offer, sell or deliver, exchange notes to any person within the Republic of Italy. Any acceptance instrtuctions in whatever form received from persons located in Italy shall be void and shall not be processed, validated or settled.

Ratings	Telecom Italia’s long-term rating is Baa2 stable outlook according to Moody’s, BBB+ positive outlook according to Standard and Poors and A- stable outlook according to Fitch.

Risk factors

Prospective purchasers of the exchange notes should consider carefully all of the information set forth in this prospectus and, in particular, the information set forth under “Risk Factors” and “Transfer Restrictions” before exchanging the initial notes for the exchange notes.

Summary Selected Financial Information

The Merger of Old Telecom Italia with and into Olivetti became effective on August 4, 2003. Olivetti was the surviving company in the Merger (and changed its name to Telecom Italia S.p.A.), and succeeded to the business of Old Telecom Italia.

As a result of the Merger, the summary selected financial data set forth below are consolidated financial data of Olivetti, not Old Telecom Italia, and are presented on the following basis:

•	the Telecom Italia Group’s selected financial data as of and for the year ended December 31, 2003 have been extracted or derived from the consolidated financial statements of the Telecom Italia Group prepared in accordance with Italian GAAP and which have been audited by Reconta Ernst & Young S.p.A. independent auditor;

•	the Telecom Italia Group’s selected financial data as of and for each of the years ended December 31, 2002, 2001, 2000 and 1999 have been extracted or derived (other than the 2000 pro forma data) from the Olivetti Group’s consolidated financial statements prepared in accordance with Italian GAAP and which have been audited by the following independent auditors: Reconta Ernst & Young S.p.A. (for the years ended December 31, 2002 and 2001), PricewaterhouseCoopers S.p.A. (for the years ended December 31, 2000 and 1999); and

•	the summary historical consolidated financial data for the Telecom Italia Group as of March 31, 2004, and for the three months ended March 31, 2004 and 2003, have been derived from unaudited interim consolidated financial statements which, in our opinion, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations for the unaudited interim periods. Results for the three months ended March 31, 2004 are not necessarily indicative of results that may be expected for the entire year.

Unless otherwise indicated, amounts presented are based on Italian GAAP. The selected financial data below should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Telecom Italia Annual Report. Certain income statement and balance sheet amounts have been reconciled to U.S. GAAP for the years ended December 31, 2003, 2002 and 2001. For additional information about the U.S. GAAP reconciliation, you should read Note 27 of the Notes to the audited consolidated financial statements of Telecom Italia included in the Telecom Italia Annual Report incorporated by reference herein.

	Year ended December 31,						Three Months ended March 31,
	1999(1)	2000(1)	2000 pro forma (Unaudited) (1)(2)	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
	(millions of Euro, except per share amounts)						(Unaudited)
Statement of Operations Data in accordance with Italian GAAP:
Operating revenues	28,207	30,116	28,374	32,016	31,408	30,850	7,291	7,418
Other income	512	483	459	476	504	345	69	58

Total revenues	28,719	30,599	28,833	32,492	31,912	31,195	7,360	7,476

Cost of materials	3,689	3,058	2,931	2,640	2,315	2,081	415	452
Salaries and social security contributions	5,231	5,245	4,965	4,919	4,737	4,303	1,115	1,033
Depreciation and amortization(3)	6,013	6,946	6,509	7,612	7,227	6,779	1,653	1,590
Other external charges	9,612	11,136	10,476	12,687	12,188	11,934	2,813	2,813
Changes in inventories	(79)	(318)	(296)	92	62	114	(18)	(44)
Capitalized internal construction costs	(1,066)	(912)	(831)	(583)	(675)	(805)	(145)	(156)

Total operating expenses(3)	23,400	25,155	23,754	27,367	25,854	24,406	5,833	5,688

Operating income(3)	5,319	5,444	5,079	5,125	6,058	6,789	1,527	1,788

Financial income	1,468	1,202	1,162	1,446	1,569	992	288	292
Financial expense(3)	(2,252)	(3,857)	(3,648)	(6,559)	(4,647)	(3,256)	(940)	(722)
Of which write-downs and equity in losses in affiliated and other companies, net	(569)	(1,037)	(1,025)	(1,771)	(487)	(91)	(82)	(14)
Other income and (expense), net	5,667	135	165	(3,109)	(5,496)	(1,083)	(7)	(14)

Income (loss) before income taxes and minority interests	10,202	2,924	2,758	(3,097)	(2,516)	3,442	868	1,344
Income taxes	(3,207)	(1,923)	(1,813)	(579)	2,210	(1,014)	(713)	(809)

Net income (loss) before minority interests	6,995	1,001	945	(3,676)	(306)	2,428	155	535
Minority interests	(2,056)	(1,941)	(1,885)	586	(467)	(1,236)	(552)	(258)

Net income (loss)	4,939	(940)	(940)	(3,090)	(773)	1,192	(397)	277

Net income (loss) per Share(4)	1.03	(0.20)	(0.20)	(0.36)	(0.09)	0.07	(0.05)	0.01
Dividends per Share	0.0310	0.0350	0.0350	—	—	0.1041 (5)	—	—
Dividends per Savings Share	0.1937	—	—	—	—	0.1151 (5)	—	—
Dividends per Preferred Shares	0.0362	—	—	—	—	—	—	—

	Year ended December 31,
	1999(1)	2000(1)	2000 pro forma (Unaudited) (1)(2)	2001(1)	2002(1)	2003(1)
	(millions of Euro, except per share amounts)
Amounts in accordance with U.S. GAAP:
Total revenues	—	—	—	30,849	30,432	30,519
Operating income	—	—	—	3,661	7,225	8,095
Net income (loss) before minority interests, discontinued operations and cumulative effect of accounting changes	—	—	—	(2,932)	6,231	3,135
Minority interests	—	—	—	18	(3,016)	(1,523)
Net income (loss) from discontinued operations	—	—	—	(1,112)	(1,259)	250
Cumulative effect of accounting changes, net of tax	—	—	—	20	—	(21)
Net income (loss)	—	—	—	(4,006)	1,956	1,841
Net income (loss) per Share before discontinued operations and cumulative effect of accounting changes—Basic	—	—	—	(0.85)	0.79	0.18
Net income (loss) per Share before discontinued operations and cumulative effect of accounting changes —Diluted	—	—	—	(0.85)	0.79	0.18
Net income (loss) per Share from discontinued operations—Basic	—	—	—	0.01	0.00	0.00
Net income (loss) per Share from discontinued operations—Diluted	—	—	—	0.01	0.00	0.00
Net income (loss) per Share from cumulative effect of accounting changes —Basic	—	—	—	0.01	0.00	(0.00)
Net income (loss) per Share from cumulative effect of accounting changes—Diluted	—	—	—	0.01	0.00	(0.00)
Net income (loss) per Share—Basic(6)	—	—	—	(1.17)	0.48	0.20
Net income (loss) per Share—Diluted(6)	—	—	—	(1.17)	0.48	0.20

	Year ended December 31,						As of March 31,
	1999(1)	2000(1)	2000 pro forma (Unaudited) (1)(2)	2001(1)	2002(1)	2003(1)	2004(1)
	(millions of Euro)						(Unaudited)
Balance Sheet Data in accordance with Italian GAAP:
Total current assets(3)	15,892	21,097	20,957	23,417	22,597	22,498	22,082
Fixed assets, net	23,865	23,776	21,072	22,097	19,449	18,324	17,977
Intangible assets, net(3)	28,006	39,528	39,062	39,045	34,412	33,853	33,474
Total assets	75,526	95,360	91,832	94,227	83,384	80,501	79,537
Short-term debt	6,000	16,927	16,536	9,072	6,827	10,613	6,863
Total current liabilities	20,099	30,179	29,207	22,984	20,385	23,373	19,222
Long-term debt	24,291	27,485	25,950	37,747	33,804	30,852	33,071
Total liabilities	49,216	63,994	61,304	67,874	62,760	59,912	58,358
Total stockholders’ equity before minority interest	9,549	13,856	13,856	12,729	11,640	16,092	16,390
Total stockholders’ equity	26,310	31,366	30,528	26,353	20,624	20,589	21,179
Amounts in accordance with U.S. GAAP:
Total current assets	—	—	—	22,786	21,599	21,342	—
Fixed assets, net	—	—	—	24,331	21,503	21,593	—
Intangible assets, net	—	—	—	45,880	41,170	58,479	—
Total assets	—	—	—	103,588	92,911	108,093	—
Total current liabilities	—	—	—	22,725	18,599	23,196	—
Long-term debt	—	—	—	43,117	38,375	32,586	—
Total liabilities	—	—	—	76,436	68,314	67,946	—
Stockholders’ equity(7)	—	—	—	13,612	15,224	35,067	—

	Year ended December 31,						As of March 31,
	1999(1)	2000(1)	2000 pro forma (Unaudited) (1)(2)	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
							(Unaudited)
Financial Ratios in accordance with Italian GAAP:
Gross operating margin (Gross operating profit/operating revenues)(%)(8)	43.0	43.6	43.1	42.7	44.6	46.3	45.4	47.1
Operating income/operating revenues (ROS) (%)	18.9	18.1	17.9	16.0	19.3	22.0	20.9	24.1
Net debt/Net invested capital (debt ratio)(%)(9)	51.0	54.5	53.9	59.3	61.8	61.8	60.7	59.2
Ratio of Earnings to fixed charges (10)	11.82	2.76	2.87	0.58	0.21	2.55	2.59	3.56
Financial Ratios in accordance with U.S. GAAP:
Ratio of Earnings to fixed charges (10)	—	—	—	0.71	2.15	3.02	—	—
Statistical Data:
Subscriber fixed lines in Italy (thousands)(11)	26,502	27,153	27,153	27,353	27,142	26,596	27,107	26,429
ISDN equivalent lines in Italy (thousands)(12)	3,049	4,584	4,584	5,403	5,756	6,027	5,888	6,008
Broadband Access in Italy and abroad (ADSL + XDSL) – (thousands)(13)	—	—	—	390	850	2,200	1,100	2,800
Voice Offers in Italy – (thousands)(14)	—	—	—	4,094	5,224	5,547	5,392	5,546
Network infrastructure in Italy:
— access network in copper (millions of km—pair)	103.4	104.0	104.0	104.3	104.3	105.2	104.3	105.2
— access network and transport in fiber optics (millions of km of fiber optics)	2.9	3.1	3.1	3.2	3.6	3.6	3.60	3.65
Network infrastructure abroad:
— European backbone (km of fiber optics)	—	36,600	36,600	36,600	36,600	39,500	36,600	39,500
TIM lines in Italy (thousands)(15)	18,527	21,601	21,601	23,946	25,302	26,076	25,657	26,036
TIM group foreign lines (thousands) (16)	4,788	7,637	7,637	10,923	13,809	18,438	14,514	21,601
TIM group lines total (Italy + foreign in thousands) (16)	23,315	29,238	29,238	34,869	39,111	44,514	40,171	47,637
GSM penetration in Italy (% of population)	99.2	99.6	99.6	99.7	99.8	99.8	99.8	99.8
E-TACS penetration in Italy (% of population)	97.9	98.0	98.0	98.0	98.0	97.9	97.9	97.9
Page views Virgilio (millions)	505	2,218	2,218	3,945	5,267	6,612	1,641	1,905
Group’s employees (at period-end)	129,073	120,973	113,475	116,020	106,620	93,187	104,379	93,036
Group’s employees (average number)	128,603	131,266	123,994	113,974	107,079	95,804	99,982	89,083
Operating revenues/Group’s employees (average number) (thousands)	219.3	229.4	228.8	280.9	293.3	322.0	72.9	83.3

(1)	Beginning with the consolidated financial statements for the year ended December 31, 2001, under Italian GAAP, Nortel Inversora and the controlled Telecom Argentina group (Nortel Inversora group), which in 2000 were consolidated proportionally, have been accounted for using the equity method. Prior to 2000 the Nortel Inversora group was accounted for on the equity method. Under U.S. GAAP, the Nortel Inversora group is accounted for using the equity method. These differences in accounting treatment for 2000 did not affect net income and stockholders’ equity but had an impact on other line items, such as operating revenues and operating expenses, as well as a number of balance sheet line items.
(2)	The 2000 unaudited pro forma amounts give effect to the consolidation of the Nortel Inversora group using the equity method instead of the proportional consolidation method.
(3)

Beginning in 2003, Telecom Italia changed the manner in which it accounts for bond issuance expenses including them under current assets (prepaid expenses). Previously, such costs were included in Intangible assets, net. Consequently this change also impacted certain statement of operations items. As a result of this change, the previous periods have been reclassified and presented consistent with the 2003 presentation.

(4)	Net income per Share in 1999 is calculated on the basis of 4,812,541,305 shares outstanding, of which 4,721,387,429 Shares, 15,221,888 Preferred Shares and 75,931,988 Savings Shares (net of 2,697,500 Shares of treasury stock acquired from employees in the prior years). Net loss per Share in 2000 is calculated on the basis of 4,700,065,553 Shares outstanding, net of 214,628,828 Shares of treasury stock of which 2,697,500 Shares were held by the Company and 211,931,328 Shares were held by its subsidiary Olivetti International S.A Net loss per Share in 2001 is calculated on the basis of 8,569,072,736 Shares outstanding, net of 214,628,828 Shares of treasury stock held by the Company and by its subsidiary Olivetti International S.A Net loss per Share in 2002 is calculated on the basis of 8,630,610,804 Shares outstanding, net of 214,628,828 Shares of treasury stock.

Net income per Share in 2003 is calculated on the basis of 15,996,955,942 shares outstanding, of which 10,201,034,873 Shares and 5,795,921,069 Savings Shares; the 10,201,034,873 Shares outstanding are net of 101,208,867 Shares of treasury stock already held by the Company and its subsidiary Olivetti International S.A. resulting from the redistribution of the share capital in connection with the Merger.

The significant changes in share capital compared with the end of 2002 were mainly due to the Merger of Old Telecom Italia into Olivetti, effective from August 4, 2003, which provided for an exchange ratio of 7 Olivetti ordinary shares, par value € 1 each, for every ordinary share of Old Telecom Italia, par value 0.55 each, and 7 Olivetti savings shares, par value € 1 each for every savings shares of Old Telecom Italia, par value € 0.55 each. From August 4, 2003, the Shares and Savings Shares of Telecom Italia were issued as a result of the Merger. The change in the number of issued shares in the year 2003 can be analyzed as follows:

•	until August 4, 2003: (a) issuance of 11,361,740 Shares of which 11,137,324 ordinary shares were issued on conversion of “Olivetti 1.5% 2001-2010 convertible bond with redemption premium”, 141,134 ordinary shares were issued on the exercise of “Olivetti 2001-2002 ordinary share warrants” and 83,282 ordinary shares were issued on the conversion of “Olivetti 1.5% 2001-2004 convertible bond with redemption premium”; (b) cancellation of 10,958,057 ordinary shares following the exercise of withdrawal rights of dissenting shareholders as permitted in accordance with the terms of the Merger; (c) cancellation of the remaining 8,845,643,315 ordinary shares (including 214,628,828 treasury shares), par value € 1 each, to be replaced by new Shares;

•	on and after August 4, 2003: (a) issuance of 10,287,061,839 new Shares, par value € 0.55 each (including 101,208,867 treasury shares), and 5,795,921,069 new Savings Shares, par value € 0.55 each, in substitution for the cancelled shares; (b) issuance of 15,181,901 new Shares, of which 11,009,743 shares were issued on the exercise of “ex Telecom Italia 1999 Stock Option Plan”, 4,028,290 shares were issued on the conversion of “Olivetti 1.5% 2001-2010 convertible bonds with redemption premium” and 143,868 shares were issued on the conversion of “Olivetti 1.5% 2001-2004 convertible bonds with redemption premium”.

For more details on changes in stockholders’ equity for the years ended December 31, 2001, 2002 and 2003, respectively, please see page F-6 of the Telecom Italia Annual Report, “Telecom Italia S.p.A. Statements of Consolidated Stockholders’ Equity for the Years Ended December 31, 2001, 2002 and 2003” incorporated by reference herein.

The calculations take into account the requirement that holders of Savings Shares are entitled to an additional dividend equal to 2% of the par value of shares above dividends paid on the Shares; until July 2000 the par value of ordinary, savings and preferred shares was Lire 1,000 per share. Furthermore, the Extraordinary Shareholders’ Meeting of Telecom Italia (formerly Olivetti S.p.A.) held on July 4, 2000 approved the conversion of 15,221,888 preferred shares and 78,629,488 savings shares, at par value, into an equal number of ordinary shares. Approval was also given during the same Extraordinary Shareholders’ Meeting to the free of charge share capital increase by utilizing unrestricted reserves, increasing the par value from Lire 1,000 to Lire 1,936.27 (corresponding to € 1) of all the ordinary shares (both issued ordinary shares and shares that would have been issued in the future by implementing the resolutions previously passed with regard to conversion of bonds and the exercise of warrants), with the concurrent redenomination of share capital in €. Finally, following the Merger, effective from August 4, 2003, the Telecom Italia share capital consists of Shares and Savings Shares. Net income per Savings Share was € 1.04 in 1999, € 0.08 in 2003 and € 0.02 in the first quarter of 2004.

(5)	Telecom Italia’s dividend coupons for the year ended December 31, 2003 were clipped on May 24, 2004, and such dividends for the year ended December 31, 2003 were repayable from May 27, 2004.
(6)	In accordance with U.S. GAAP, the Net income (loss) per Share has been calculated using the two class method, since the Company has both Shares and Savings Shares outstanding. Under this method, set forth in Statement of Financial Accounting Standards No. 128, “Earnings per Share”, Basic earnings per share is computed by dividing income available to shareholders by the weighted average number of shares outstanding, and diluted earnings per share is increased to include any potential common shares and is adjusted for any changes to income that would result from the assumed conversion of those potential common shares. For the purpose of these calculations, the weighted average number of Shares was 3,424,694,178 for the year ended December 31, 2001 and 4,054,375,543 for the year ended December 31, 2002 and the weighted average number of Shares and Savings Shares was 6,620,513,494 and 2,414,967,112 for the year ended December 31, 2003. The calculations take into account the requirement that holders of Savings Shares are entitled to an additional dividend equal to 2% of the par value of Savings Shares above dividends paid on the Shares. The calculations take also into account that 2001 and 2002 (after the redenomination of the share capital into € following the resolution taken by the Extraordinary Shareholders’ Meeting held on July 4, 2000) the par value of Shares was € 1 per share, and that in 2003, after the Merger, the par value of Shares and Savings Shares was reduced to € 0.55 per share. In addition, in accordance with U.S. GAAP, net income (loss) per Savings Share—Basic was €0.21 in 2003.
(7)	Stockholders’ equity under U.S. GAAP is calculated after elimination of minority interest. See Note 27 of Notes to Consolidated Financial Statements included elsewhere herein.

(8)	Gross Operating Profit was €12,131 million, €13,117 million, €12,216 million, €13,655 million, €14,015 million and €14,280 million in each of 1999, 2000 (historical), 2000 (pro forma), 2001, 2002 and 2003, respectively. Gross Operating Profit was €3,308 million and €3,494 million in the three months ended March 31, 2003 and 2004, respectively. Because Gross Operating Profit includes certain financial statement items and excludes others it is considered a non-GAAP financial measure as defined in Item 10 of Regulation S-K under the 1934 Act. Telecom Italia believes that Gross Operating Profit provides the best indication of the Telecom Italia Group’s operating performance and is meaningful information for investors and is consistent with how we present ourselves to the analyst community. In addition the Telecom Italia Group also believes (although other telecommunication operators will calculate such information differently) that Gross Operating Profit permits an adequate comparison of the Telecom Italia Group’s performance against its peer group. The following table reconciles operating income to the calculation of Gross Operating Profit by showing the Statement of Operation items included in calculating Gross Operating Profit.

	Year ended December 31,						Three Months ended March 31,
	1999	2000	2000 pro forma (Unaudited)	2001	2002	2003	2003	2004
	(millions of Euro)						(Unaudited)
Operating income	5,319	5,444	5,079	5,125	6,058	6,789	1,527	1,788
Depreciation and Amortization	6,013	6,946	6,509	7,612	7,227	6,779	1,653	1,590
Other external charges: (*)
• Provision for bad debts	416	495	412	448	546	471	75	51
• Write-downs of fixed assets and intangibles	88	48	48	17	58	6	—	1
• Provision for risk	263	154	143	389	114	70	32	12
• Other provisions and operating charges	522	417	388	431	466	485	83	106
Other income (excluding operating grants, reimbursements for personnel costs and costs of external services rendered)	(490)	(387)	(363)	(367)	(454)	(320)	(62)	(54)

Gross Operating Profit	12,131	13,117	12,216	13,655	14,015	14,280	3,308	3,494

(*)	The following items included as part of “Other external charges” are added back to operating income in the calculation of gross operating profit.

(9)	Net financial debt is a non-GAAP financial measure as defined in Item 10 of Regulation S-K under the 1934 Act. Although net financial debt is a non-GAAP measure, it is widely used in Italy by financial institutions to assess liquidity and the adequacy of a company’s financial structure. Therefore, Telecom Italia believes it is useful information for investors to receive and is consistent with how Telecom Italia presents itself to the analyst community. Net financial debt is calculated as follows:

	As of December 31,						As of March 31,
	1999	2000	2000 pro forma (Unaudited)	2001	2002	2003	2004
	(millions of Euro)						(Unaudited)
Short-term debt, including current portion of long-term debt	6,000	16,927	16,536	9,072	6,827	10,613	6,863
Long-term debt	24,291	27,485	25,950	37,747	33,804	30,852	33,071

Gross debt	30,291	44,412	42,486	46,819	40,631	41,465	39,934
Cash and cash equivalents:
• Bank and postal accounts	(1,149)	(2,763)	(2,745)	(3,626)	(4,363)	(4,870)	(7,514)
• Cash and valuables on hand	(13)	(8)	(7)	(76)	(7)	(7)	(6)
• Receivables for securities held under reverse repurchase agreements	(133)	(1)	(1)	(4)	(56)	(60)	(12)
Marketable securities (*)	(1,749)	(2,909)	(2,759)	(3,616)	(1,927)	(2,719)	(1,456)
Financial accounts receivable (included under “Receivables” and “Other current assets”)	(232)	(1,210)	(1,210)	(894)	(995)	(826)	(446)
Financial prepaid expense/deferred income, net and accrued financial income/expense, net (long-term)	—	(328)	(328)	(705)	(511)	(307)	(265)
Financial prepaid expense/deferred income, net and accrued financial income/expense, net (short-term)	364	331	292	464	627	670	551

Net Financial Debt	27,379	37,524	35,728	38,362	33,399	33,346	30,786

(*)	In 1999, 2000, 2001 and 2002 data include Old Telecom Italia shares held by Olivetti.

(10)	For purposes of calculating the ratio of “earnings to fixed charges”:
➢	“earnings” is calculated by adding:
•	pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries;
•	“fixed charges” (as defined below);
•	amortization of capitalized interest and issue debt discounts or premiums;
•	dividends from equity investees; and
•	equity in losses of equity investees;

and then subtracting:

•	capitalized interest for the applicable period; and
•	equity in earnings of equity investees.
➢	“fixed charges” is calculated by adding:
•	interest costs (both expensed and capitalized);
•	issue costs and any original issue debt discounts or premiums; and
•	an estimate of the interest within rental expense for operating leases.
The term “equity investees” means investments that Telecom Italia accounts for using the equity method of accounting.
A ratio of less than one indicates that earnings are inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings for the years ended December 31, 2001 and 2002 under Italian GAAP was €1,172 million and €2,037 million, respectively. The amount by which fixed charges exceeded earnings for the year ended December 31, 2001 under U.S. GAAP was €931million.

(11)	Data include multiple lines for ISDN and exclude internal lines.
(12)	Data exclude internal lines.
(13)	Number of contracts. Broadband access contracts in Italy as of December 31, 2001, 2002 and 2003 were 390,000, 850,000 and 2,040,000, respectively, while as of March 31, 2003 and 2004 were 1,100,000 and 2,575,000, respectively.
(14)	Number of contracts; data include Teleconomy, Hellò and other Business voice offers.
(15)	Data refer to TACS and GSM services lines, including holders of Prepaid Cards.
(16)	The foreign lines include those of mobile telecom affiliates in Turkey and the Czech Republic.

RISK FACTORS

The exchange of your initial notes for exchange notes will involve a degree of risk, including those risks which are described in this section. You should carefully consider the following discussion of risks, as well as the risks set forth under the heading “Risk Factors” appearing in the Telecom Italia Annual Report incorporated by reference herein before deciding whether an investment in the exchange notes is suitable for you.

Risk Factors Relating to Our Business.

Strong competition in Italy may further reduce our core market share of domestic and international traffic and may cause further reductions in prices and margins.

Strong domestic competition exists in all of the principal telecommunications business areas in Italy in which we operate, including, most significantly, our fixed-line and mobile voice telecommunications businesses. This competition may increase further due to the consolidation and globalization of the telecommunications industry in Europe and elsewhere. Consolidation is increasing rapidly and competition is expected to rise at all levels in the future. In addition, the use of the single European currency and the liberalization of the Italian telecommunication market has further intensified competition by facilitating international operators’ entry into the Italian market and direct competition with our fixed line and mobile telephony businesses, particularly in the local and long-distance markets. As of December 31, 2003, there were a number of significant competitors offering fixed-line services and three other operators offering mobile services in the Italian domestic market; the third mobile competitor (H3G) entered the market in 2003, offering third generation commercial services. Although we stopped the decline in our market share of voice traffic in our fixed line business during 2003, continuing pressures on prices due to competition and further erosion in market shares could adversely affect our results of operations. Additional changes in the regulatory regime, including carrier preselection, number portability and local loop unbundling as well as the implementation of new EU telecommunications directives could further increase competition for the services we provide, particularly in our fixed line business, which could also adversely affect our business.

Our business may be adversely affected and we may be unable to increase our revenues if we are unable to continue the introduction of new services to stimulate increased usage of our fixed and wireless networks.

In order to sustain growth in revenues despite increased competition and lower prices, particularly in our core Italian domestic market, our strategy has been to introduce new services in our fixed-line and wireless services to increase traffic on our networks and find alternative revenue sources, in addition to carrying voice traffic on our networks. These services include non-voice services such as ADSL, which provides services such as fast Internet, multimedia and video conferencing, data traffic and value-added services such as interactive mobile services that allow users to receive news or engage in simple banking transactions. Other revenue sources also include increased interconnection traffic from other operators using our fixed-line network. In addition to the introduction of new services in recent years, we continue to develop new products and services, such as new data services for business customers, broadband services, enhanced communication services and new equipment and voice packages, in order to attract and retain customers, particularly business customers, and to stimulate usage of our fixed and wireless telecommunications network. We are also investing in new infrastructure and technologies to enable us to introduce new products and services. We expect that these strategic initiatives will require substantial expenditures and commitment of human resources. Although these initiatives are core to our strategy, we may be unable to introduce commercially these new products and services, and even if we introduce them, there can be no assurance they will be successful.

Our business will be adversely affected if we are unable to successfully implement our business plans, particularly in light of the Merger. Factors beyond our control may prevent us from successfully implementing our strategy.

Following the change in control of Old Telecom Italia in late 2001, we adopted our 2002-2004 Industrial Plan (the “Industrial Plan”) and established priorities for this three year period. The main objectives were to:

•	Strengthen competitive capabilities;

•	Improve cost efficiency; and

•	Strengthen the financial structure.

Significant portions of the Industrial Plan were completed during 2002 and 2003, particularly the sale of non-core assets and debt reduction. We also took steps to strengthen our competitive position in our core Italian domestic market through the introduction of new products and tariff packages and our focus on lowering costs through the reduction of operating expenses and capital expenditures.

In connection with the Merger, we confirmed the objectives and guidelines of the Industrial Plan and stated that we had established certain targets, which include strict limits on capital expenditures and cost controls, together with further assets sales, to reduce the significantly higher levels of debt we have as a result of the Merger.

Factors beyond our control that could affect the further implementation and completion of the Industrial Plan and reaching our targets for the period 2004-2006 include:

•	our ability to manage costs;

•	our ability to attract and retain highly-skilled and qualified personnel;

•	our ability to divest additional non-core businesses and the adequacy of the returns of such divestitures;

•	our ability to leverage on our core skills with particular focus on Latin America mobile and international broadband operations;

•	difficulties in developing and introducing new technologies, managing innovation, providing value-added services and increasing usage of our networks;

•	our ability to manage the fixed to mobile substitution trends;

•	the need to establish and maintain strategic relationships;

•	declining prices for some of our services and increasing competition;

•	the effect of adverse economic trends on our principal markets;

•	the effect of foreign exchange fluctuations on our results of operations; and

•	the success of new “disruptive” technologies that could cannibalize fixed and mobile revenues.

Regulatory decisions and changes in the regulatory environment could adversely affect our business.

Our fixed and mobile telecommunications operations, as well as our broadband services businesses, are subject to significant extensive regulatory requirements in Italy and our international operations and investments are subject to regulation in their host countries. In Italy, we are the only operator subject to universal service obligations, which requires us to provide:

•	fixed line public voice telecommunications services in non-profitable areas;

•	subscriber information services at affordable prices; and

•	public payphones.

In addition, the Italian regulator responsible in Italy for the regulation of the telecommunications, radio and television broadcasting sector (the “National Regulatory Authority”) has identified the Company as an operator having significant market power in all relevant markets. As a result, we are, or will be, subject to a number of regulatory constraints, including:

•	a requirement to conduct our business in a transparent and non-discriminatory fashion;

•	a requirement to have our prices for fixed voice telephony services and Reference Interconnection Offer, the tariff charged to other operators to utilize our network, subject respectively to a price cap and a network cap mechanism. This cap mechanism places certain limits on our ability to change our prices for certain services; and

•	a requirement to provide interconnection services, leased lines and access to the local loop to other operators at cost-oriented prices. These services include allowing other operators to connect to our network and transport traffic through the network as well as offering certain services related to our local access network, or local loop, on an unbundled basis to these other operators to enable these operators directly to access customers connected to the network by leasing the necessary components from us.

As a member of the EU, Italy is required to adapt its telecommunications regulatory framework to the legislative and regulatory framework established by the EU for the regulation of the European telecommunications market. The EU Commission approved a new electronic communications framework in March 2002 which has been effective in Italy since September 2003. The implementation of these revised telecommunications regulations and possible future decisions relating thereto may change the regulatory environment in a manner adverse to us. Please see “Item 4. Information on the “Telecom Italia Group—Regulation” in the Telecom Italia Annual Report incorporated herein by reference for more information on the regulatory requirements to which we are subject.

We are unable to predict the impact of any proposed or potential changes in the regulatory environment in which we operate both in Italy and internationally. Changes in laws, regulation or government policy could adversely affect our business and competitiveness. In particular, our ability to compete effectively in our existing or new markets could be adversely affected if regulators decide to expand the restrictions and obligations to which we are subject or extend them to new services and markets. In addition, changes in tax laws in countries in which we operate could adversely affect our results of operations. Finally, decisions by regulators regarding the granting, amendment or renewal of licenses, to us or to third parties, could adversely affect our future operations in Italy and in other countries where we operate.

We may not achieve the expected return on our significant investments and capital expenditures made in Latin America due to the competitive environment in these markets.

In recent years we have repositioned our international strategy, sold significant non-core international assets, and elected to focus our international strategy on:

•	consolidating our international presence in Latin America;

•	developing our international investments in high-growth market segments, such as wireless, data and internet (broadband);

•	strengthening our role of strategic partner in existing investments by increasing the transfer of our technological expertise and marketing know-how; and

•	rationalizing our existing international portfolio by divesting minority participations in non-strategic geographical markets.

As a result of this change in strategy, in the 2002-2003 period we divested certain of our most significant European assets such as BDT (Bouygues Decaux Telecom), Autel (Mobilkom Austria), Telekom Austria, 9Telecom group and Auna and we are still seeking to divest certain international non-strategic assets. In addition, certain investments which were made during the 1999-2001 period declined significantly in value resulting in write-downs and asset impairments which materially adversely affected our results of operations in 2001 and 2002, with a lesser impact in 2003. We will continue to target our international investments in Latin America, particularly mobile telecommunications in Brazil, European broadband and mobile telecommunications in selected markets. These investments will require significant capital expenditures and there can be no assurance that we will be able to achieve a return on our investments in markets where we have previously suffered losses and writedowns.

Continuing rapid changes in technologies could increase competition or require us to make substantial additional investments.

Many of the services we offer are technology-intensive and the development of new technologies may render such services non-competitive. We make and will have to make substantial additional investments in new technologies to remain competitive. The new technologies we choose may not prove to be commercially successful. In addition, we may not receive the necessary licenses to provide services based on new technologies in Italy or abroad. As a result, we could lose customers, fail to attract new customers or incur substantial costs in order to maintain our customer base.

The value of our operations and investments may be adversely affected by political and economic developments in Italy or other countries.

Our business is dependent on general economic conditions in Italy, including levels of interest rates, inflation and taxes. A significant deterioration in these conditions could adversely affect our business and results of operations. We may also be adversely affected by political and economic developments in other countries where we have made significant investments in telecommunications operators. Some of these countries have political, economic and legal systems that are unpredictable. Political or economic upheaval or changes in laws or their application in these countries may harm the operations of the companies in which we have invested and impair the value of these investments. We have had investments in Turkey, Argentina and Brazil in recent years in which we have had to take significant write-downs in value due to political and economic developments in those countries. A significant additional risk of operating in emerging market countries is that foreign exchange restrictions could be established. This could effectively prevent us from receiving profits from, or from selling our investments in, these countries.

Fluctuations in currency exchange and interest rates may adversely affect our results.

Because we have made substantial international investments, primarily in U.S. dollars, and have significantly expanded our operations outside the euro zone, particularly in Latin America, movements in the exchange rates of the euro against other currencies can adversely affect our revenues and operating results. A rise in the value of the euro relative to other currencies in certain countries in which we operate or have made investments will reduce the relative value of the revenues or assets of our operations in those countries and, therefore, may adversely affect our operating results or financial position. In addition, we have raised, and may raise in an increasing proportion in the future, financing in currencies other than the euro, principally the U.S. dollar. Accordingly, the value of those liabilities will be affected by fluctuations of the currencies of the countries in which we operate against the currency in which the financing is denominated. We generally enter into a number of forward currency transactions, swaps and options to manage foreign currency risk exposure with respect to our non-euro denominated liabilities. However, we can give no assurances that we will be successful in managing foreign currency risk exposure, taking into consideration that appropriate foreign currency swaps and options may not be available as needed on the relevant financial markets. In recent years reported results of our Latin American operations have been adversely affected by changes in local currencies against the euro. During 2003, in particular, the strengthening of the euro against local currencies in Latin America adversely affected our reported revenues in euro by €641 million.

Our total gross financial debt at year end 2003 was €41,465 million (€40,631 million at year end 2002) and included borrowings of €5,274 million relating to the cash out for the Merger. Although our total interest payable has decreased as the result of average debt exposure reduction and of interest rate fluctuations our exposure of total debt subject to floating interest rates increased as a result of the Merger. We enter into derivative transactions to hedge our interest exposure and to diversify debt parameters in order to reduce debt cost and volatility within predefined target boundaries. However, we can give no assurance that fluctuations in interest rates will not adversely affect our results of operations.

We may not realize the benefits of our investment in UMTS licenses and related capital expenditures.

Through our mobile businesses, we have acquired two third generation mobile telephone, or UMTS, licenses to commence operations of UMTS services in Italy and Greece. Our Italian mobile company, TIM, committed to pay €2,417 million for its license, with €2,066 million paid in December 2000 and three installments of €117 million paid in November 2001, November 2002 and December 2003, for its UMTS license in Italy and, through its subsidiary STET Hellas, a further €145 million for a UMTS license in Greece (of which approximately €101 million has already been paid). The size of the market for UMTS products and services is unknown and may fall short of the industry’s expectations. We cannot be certain that the demand for such services will justify the related costs. In some locations, we have made investments, although required under the licenses, which may not be commercially desirable. In addition, we have a number of significant competitors in each of these geographic markets planning to offer these services.

We will be rolling out the UMTS networks, together with our competitors, in compliance with the terms and conditions of our respective licenses. Given the substantial costs of upgrading our existing networks to support UMTS and the uncertainty regarding the commercial adoption of UMTS, we may not be able to recoup our investment according to our estimates, if at all. The commercial success of UMTS will also depend on handset availability and their price. We have entered into and intend to enter into arrangements with other operators to share the costs and infrastructure of our planned UMTS networks. However, we cannot give any assurance that we will succeed in concluding the necessary agreements with other operators on satisfactory terms. Moreover, while network sharing is intended to reduce costs, we cannot give any assurance that this will be the case or that we will be able to make such network sharing work commercially or technically.

The mobile telecommunications market in Italy has matured and become saturated in recent years and growth has slowed significantly which means our revenues may not grow as rapidly as in the past.

In recent years, our consolidated revenues have grown or remained stable in large part because of the rapid growth in the mobile communications business which has offset flat or declining revenues in our Italian fixed line business. This growth has been driven largely by the rapid expansion of the mobile telecommunications market in Italy. However, as a result of this growth, the Italian market is approaching saturation levels, with penetration rates now around 99%. TIM’s domestic market share has remained relatively stable at approximately 46% in the past two years so revenue growth is no longer driven by the rapid subscriber growth which TIM experienced in the 1998-2001 period.

Continued growth in the mobile telecommunications markets in which we operate will depend on a number of factors, many of which are outside our control. These factors include:

•	the activities of our competitors, including consolidation, tariff reductions and handset subsidies;

•	the development and introduction of new and alternative technologies for mobile telecommunications products and services and the attractiveness of these to customers;

•	the success of new disruptive technologies;

•	customer usage habits;

•	general economic conditions; and

•	health risks or safety concerns associated with mobile telephones and transmission equipment.

If the mobile telecommunications markets in which we operate do not continue to expand, or we are unable to retain our existing customers or stimulate increases in customer usage, our financial condition and results of operations may be harmed.

Devaluations of telecom assets and write-downs could adversely affect our financial condition and results of operations.

In the past three years the market for telecom stocks and credit ratings of market participants, as well as our ongoing review and refinement of our business plan, has resulted in substantial impairment write-downs of our assets which materially adversely affected our results of operations in 2001 and 2002. There can be no assurance that similar events in the future may not result in further substantial impairment write-downs from assets. Accounting standards relating to asset valuations and impairment may be refined to require the use of new criteria or methodology. Beginning in fiscal year 2002, under U.S. GAAP, we tested goodwill for impairment pursuant to SFAS 142 “Goodwill and Other Intangible Assets”. In accordance with the provisions of SFAS 142, goodwill is no longer amortized, but is subject to annual impairment tests based on fair value. An interim assessment of goodwill may be necessary if an impairment indicator indicates that the fair value of a reporting unit may have decreased. Future changes in the fair value of our business units could adversely affect our U.S. GAAP results and financial conditions.

We may be adversely affected if we fail to successfully implement our Internet and broadband strategy in Italy and internationally.

The introduction of internet and broadband services are an important element of our growth strategy and means to increase the use of our networks in Italy and expand our operations outside of Italy, particularly in Europe. Our strategy is to replace the mature, traditional voice services with value added contents and services to consumers and small and medium-sized companies. Our ability to successfully implement this strategy may be affected if:

•	Internet usage in Italy grows more slowly than anticipated, for reasons such as changes in Internet users’ preferences;

•	broadband penetration in Italy and other European countries does not grow as we expect;

•	competition increases, for reasons such as the entry of new competitors, consolidation in the industry or technological developments introducing new platforms for internet access and/or internet distribution or other operators can provide broadband connections superior to that we can offer; and

•	we experience any network interruptions or related problems with network infrastructure.

Outside of Italy our ability to implement this strategy will depend on whether we are able to acquire assets or networks or utilize networks of incumbent operators that will allow us to offer such services.

Any of the above factors may adversely affect our business and results of operations.

System failures could result in reduced user traffic and reduced revenue and could harm our reputation.

Our technical infrastructure (including our network infrastructure for fixed-line and mobile telecommunication services) is vulnerable to damage or interruption from information and telecommunication technology failures, power loss, floods, windstorms, fires, terrorism, intentional wrongdoing, human error and similar events. Unanticipated problems at our facilities, system failures, hardware or software failures, computer viruses or hacker attacks could affect the quality of our services and cause service interruptions. Any of these occurrences could result in reduced user traffic and reduced revenue and could harm our reputation.

Actual or perceived health risks or other problems relating to mobile handsets or transmission masts could lead to litigation or decreased mobile communications usage.

Various reports have alleged that certain radio frequency emissions from wireless handsets and transmission equipment may be linked to various health concerns and may interfere with various electronic devices. We cannot rule out that exposure to electromagnetic fields or other emissions originating from wireless handsets will not be identified as a health risk in the future. Our mobile communications business may be harmed as a result of these alleged health risks. For example, the perception of these health risks could result in a lower number of customers, reduced usage per customer or potential consumer liability.

In addition, although Italian law already requires strict limits in relation to transmission equipment, these concerns may cause regulators to impose greater restrictions on the construction of base station towers or other infrastructure, which may hinder the completion of network build-outs and the commercial availability of new services.

As a result of the Merger of Old Telecom Italia and Olivetti we remain highly leveraged.

Under Italian GAAP, our gross financial debt was €41,465 million at December 31, 2003, compared with €40,631 million at December 31, 2002, and our total net financial debt was approximately €33,346 million as of December 31, 2003 compared with €33,399 million at December 31, 2002. See Note 9 of Selected Financial and Statistical Information in the Telecom Italia Annual Report incorporated by reference herein which reconciles our net financial debt to our gross debt. The amounts at December 31, 2003 take into account the Merger, including indebtedness of €5.3 billion incurred to finance the withdrawal rights and the tender offers which were part of the overall Merger transaction. We were able to maintain our overall gross and net financial debt levels after giving effect to the €5.3 billion described above due to:

•	significant cash flow generation by our core businesses as well as by our focus on the management of working capital, and

•	net proceeds from disposals completed during 2003 used to reduce outstanding debt which offset the borrowings needed for the cash out for the Merger.

By the end of 2004, we are targeting to reduce our net financial debt below €30 billion principally through cash flow generation. There can be no assurance that factors beyond our control, including but not limited to deterioration in general economic conditions, will not significantly affect our ability to reduce such debt.

In 2005 we will be obliged to adopt International Financial Reporting Standards (“IFRS”) which will impact our financial results as they differ in significant respects from Italian GAAP.

We currently prepare our financial statements in accordance with Italian GAAP. In June 2002, the Council of Ministers of the EU adopted new regulations requiring all listed EU companies, including us, to apply IFRS (previously known as “International Accounting Standards” or “IAS”) in preparing their consolidated financial statements from January 1, 2005. Because IFRS emphasizes the measure of the fair value of certain assets and liabilities, applying these standards to our financial statements may have a considerable impact on a number of important areas, including, among others, goodwill and intangible assets, employee benefits and financial instruments, accounting for share-based payments, long-term assets and business combinations. Because our financial statements prepared in accordance with IFRS will differ from our financial statements prepared in accordance with Italian GAAP, the methods used by the financial community to assess our financial performance and value our publicly-traded securities could be affected. Please see “Item 5. Operating and Financial Review and Prospects—Adoption of International Accounting Standards” in the Telecom Italia Annual Report incorporated by reference herein.

Risk Factors Relating to the Exchange Offer

Servicing our debt obligations requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

Our ability to pay the principal of and interest on the exchange notes, our credit facilities and other debt securities depends, among other things, upon our future financial performance and our ability to refinance indebtedness, if necessary. Our business may not generate sufficient cash flow to satisfy our debt service obligations, and we may not be able to obtain funding sufficient to do so. If this occurs, we may need to reduce or delay capital expenditures or other business opportunities. In addition, we may need to refinance our debt, obtain additional financing or sell assets to raise cash, which we may not be able to do on commercially reasonable terms, if at all.

A downgrade in our credit ratings could limit our ability to market securities, increase our borrowing costs and/or hurt our relationships with creditors.

Our credit ratings, which are intended to measure our ability to meet our debt obligations, are an important factor in determining our cost of borrowing funds. The interest rates of our borrowings are largely dependent on our credit ratings. A downgrade of our credit ratings would likely increase our cost of borrowing and adversely affect our results of operations.

A downgrade of our credit ratings could also limit our ability to raise capital or our subsidiaries’ ability to conduct their businesses. A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization and each rating should be evaluated independently of any other rating.

The exchange notes will be effectively subordinated to our secured debt

The exchange notes will not be secured by any of our assets. Therefore, in the event of our bankruptcy, liquidation or reorganization, holders of our secured debt will have claims with respect to the assets securing their debt that have priority over your claims as holders of the exchange notes. To the extent that the value of the secured assets is insufficient to repay our secured debt, holders of the secured debt would be entitled to share in any of our remaining assets equally with you and any other senior unsecured lenders.

An active trading market for the exchange notes may not develop or continue

TI Capital cannot assure you regarding the future development or continuance of a market for the exchange notes or the ability of holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. The exchange notes could trade at prices that may be higher or lower than the offering price of the initial notes depending on many factors, including prevailing interest rates, Telecom Italia’s operating results and the market for similar securities. There can be no assurance as to the liquidity of any trading market for the exchange notes or that an active public market for the exchange notes will develop, or if developed, will continue.

If you do not participate in the exchange offer, you will continue to be subject to U.S. transfer restrictions.

Exchange notes will only be issued in exchange for initial notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the initial notes. If you do not exchange your initial notes for exchange notes pursuant to the exchange offer, the initial notes you hold will continue to be subject to the existing U.S. transfer restrictions. In general, the initial notes may not be offered or sold, unless registered under the Securities Act, or exempt from registration under the Securities Act and applicable state securities laws. We do not anticipate that we will register initial notes under the Securities Act.

After the exchange offer is consummated, if you continue to hold any initial notes of either series, you may have trouble selling them because there will be fewer initial notes of such series outstanding. In addition, if a large number of initial notes of either series is not tendered or is tendered improperly, the limited amount of exchange notes of such series that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

TERMS OF THE EXCHANGE OFFER

General

In connection with the issuance of the initial notes pursuant to a Purchase Agreement, dated as of October 22, 2003, by and among us and the initial purchasers, the initial purchasers and their respective assignees became entitled to the benefits of the registration rights agreement, dated as of October 22, 2003, by and among us and the initial purchasers relating to the initial notes.

The registration rights agreement requires us to file the registration statement of which this prospectus is a part for a registered exchange offer relating to an issue of exchange notes identical in all material respects to the initial notes but containing no restrictive legend. Under the registration rights agreement, we are required, among other things, to:

➢	use our reasonable best efforts to cause this exchange offer registration statement to be declared effective by the SEC not later than 365 days following the date of original issuance of the initial notes (the “Issue Date”);

➢	mail, or cause to be mailed, to each holder of record entitled to participate in the exchange offer a copy of the prospectus forming part of the exchange registration statement, together with an appropriate letter of transmittal and related documents;

➢	keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to holders of the initial notes

➢	utilize the services of a depositary for the exchange offer with an address in the Borough of Manhattan, The City of New York;

➢	permit holders to withdraw validly tendered notes at any time prior to the close of business, New York time, on the last business day on which the exchange offer shall remain open; and

➢	otherwise comply in all material respects with all applicable laws, rules and regulations.

The exchange offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the registration rights agreement.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. Exchange notes of the same class will be issued in exchange for an equal principal amount of outstanding initial notes accepted in the exchange offer. Initial notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all record holders of initial notes as of [            ], 2004. The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered in exchange. However, our obligation to accept initial notes for exchange is subject to certain conditions as set forth herein under “—Conditions.”

Initial notes will be deemed accepted when, as and if JPMorgan Chase Bank, in its capacity as trustee, has given oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving the exchange notes and delivering them to the holders.

Under existing interpretations of the SEC set forth in no-action letters to third parties, the exchange notes would in general be freely transferable (other than by holders who are broker-dealers or by any holder who is an affiliate of ours) after the exchange offer without further registration under the Securities Act. Under those existing SEC interpretations, each holder of notes participating in the exchange offer will be required to represent to TI Capital and to Telecom Italia, among other things, that, at the time of the consummation of the exchange offer:

➢	any exchange notes received by that holder will be acquired in the ordinary course of business;

➢	that holder has no arrangement or understanding with any person to participate in the distribution of the notes or the exchange notes within the meaning of the Securities Act;

➢	the holder is not an “affiliate” (as defined in Rule 405 of the Securities Act) of Telecom Italia;

➢	that holder is not engaged in, and does not intend to engage in, the distribution of the exchange notes within the meaning of the Securities Act;

➢	if that holder is a broker-dealer, it will receive exchange notes in exchange for notes that were acquired for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes; and

➢	if that holder is a broker-dealer, it did not purchase the notes being tendered in the exchange offer directly from TI Capital or Telecom Italia for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act.

If a holder of initial notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to have admitted that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer to satisfy its prospectus delivery obligations under the Securities Act in connection with resales of exchange notes for its own account. We have agreed that we will keep the registration statement of which this prospectus is a part effective for a period of up to six months or such earlier date as each participating broker-dealer shall have notified us in writing that it has resold all exchange notes acquired in the exchange offer. See “Plan of Distribution.”

As soon as practicable after the close of the exchange offer, TI Capital will:

i.	accept for exchange all registrable initial notes validly tendered and not validly withdrawn as part of the exchange offer; and

ii.	deliver to the trustee for cancellation all registrable initial notes so accepted for exchange and cause the trustee to authenticate and deliver promptly to each holder of registrable initial notes, exchange notes equal in principal amount to the securities of such holder so accepted for exchange.

In the event that:

i.	TI Capital is not permitted to effect the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

ii.	the exchange offer is not consummated by October 28, 2004 for any other reason; or

iii.	any holder notifies us prior to the consummation of the exchange offer that such holder was prohibited by law or SEC policy to participate in the exchange offer and provides us with an opinion of counsel to that effect, then we shall use our reasonable best efforts to file a registration statement on Form F-3 (the “Form F-3”) with the SEC providing for (x) the sale by the holders of all the initial notes, in the case of (i) and (ii) above, or (y) the sale of such notes by the holders of initial notes who provide timely notice to us in the case of (iii) above, in each case, as soon as reasonably practicable after the occurrence of the event summarized above which gives rise to our obligation to file the Form F-3.

Alternatively, if an initial purchaser notifies us prior to the consummation of the exchange offer of its desire to exchange its unsold allotment of initial notes for exchange notes in the exchange offer in lieu of having such notes registered for resale on a Form F-3, we shall use our reasonable best efforts to file with the SEC a post-effective amendment to the exchange offer registration statement (the “post-effective amendment”), which post-effective amendment shall contain the information required by Items 507 and 508 of Regulation S-K, as applicable, relating to the exchange notes received by the initial purchasers. The post-effective amendment and Form F-3 are hereafter referred to as and governed by the provisions applicable to a “shelf registration statement.”

We will, in the event that a shelf registration statement is filed, provide to each holder of the notes being registered thereon copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with its sales and will be bound by the provisions of the registration rights agreement that are applicable to that holder (including certain indemnification rights and obligations).

If:

i.	a shelf registration statement is required to be filed by us, the shelf registration statement is not declared effective by the SEC by October 28, 2004; or

ii.	the exchange offer is not consummated on or prior to October 28, 2004, unless applicable law or the applicable interpretations of the staff of the SEC do not permit TI Capital to effect the exchange offer; or

iii.	after either the shelf registration statement or exchange registration statement is declared effective by the SEC, such registration statement ceases to be effective or usable in connection with resales of initial notes or exchange notes, as the case may be, in accordance with and during the periods specified in the registration rights agreement; (each of (i), (ii) and (iii) referred to as a “Registration Default”), then we will be obligated to pay additional interest on the initial notes or exchange notes, as the case may be, equal to 0.50% per annum of the aggregate principal amount of the notes held by such holder which shall accrue from and including the date on which any such Registration Default has occurred to but excluding the date on which all Registration Defaults have been cured.

Upon completion of the exchange offer, subject to certain exceptions, holders of initial notes who do not exchange their initial notes for exchange notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their initial notes, unless the initial notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions described above, we will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See “Risk Factors—If you do not participate in the exchange offer, you will continue to be subject to transfer restrictions.”

Expiration Date; Extensions; Amendments; Termination

The term “expiration date” shall mean                 , 2004, (twenty (20) business days following the commencement of the exchange offer), unless the exchange offer is extended if and as required by applicable law, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended. TI Capital will be entitled to close the offer as long as it has accepted all initial notes validly tendered and not withdrawn in accordance with the terms of the exchange offer.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and may notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions set forth herein under “—Conditions” shall have occurred and shall not have been waived by us (if permitted to be waived), by giving oral or written notice of such delay, extension or termination to the exchange agent. We also reserve the right to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the initial notes. If any material change is made to terms of the exchange offer, the exchange offer shall remain open for a minimum of an additional five business days, if the exchange offer would otherwise expire during such period. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include, among other things, a change in the timing of the exchange offer, a change in the exchange agent, and other similar changes in the terms of the exchange offer.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement.

Interest On The Exchange Notes

The exchange notes will bear interest from May 15, 2004. Interest due on the exchange notes will be payable in cash and will be payable on the same dates on which interest is otherwise payable on the initial notes and to the same persons who are entitled to receive those payments of interest on the initial notes.

No interest will be paid on any initial notes when they are surrendered and exchanged in this offer. Initial notes not tendered in the exchange offer will bear interest at the same rate in effect at the time of original issuance of the initial notes and, after consummation of the exchange offer, will not be entitled to additional interest or further registration rights.

Procedures For Tendering

Only a holder of initial notes may tender in the exchange offer. Owners of beneficial interests in initial notes who wish to tender such beneficial interests should carefully read this section, as well as “—Book-Entry Transfer”, “—Guaranteed Delivery Procedure” and the instructions contained in the associated letter of transmittal.

In all cases, issuance of exchange notes for outstanding initial notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

➢	a confirmation of a book-entry transfer of such initial notes into the exchange agent’s account at the Depository Trust Company (the “Book-Entry Transfer Facility” or “DTC”);

➢	a duly executed letter of transmittal or a properly transmitted agent’s message, as defined below, as applicable; and

➢	all other required documents.

THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND-DELIVERY SERVICE. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT OR TRANSFERRED TO US.

Delivery of all documents must be made to an exchange agent at its address set forth below. Holders of initial notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to tender initial notes for them through the facilities of DTC, Clearstream or Euroclear.

The term “agent’s message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant (including Clearstream or Euroclear) in the Book-Entry Transfer Facility tendering initial notes that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant.

The tender by a holder of initial notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (each, an “Eligible Institution”), unless the initial notes tendered pursuant thereto are tendered:

➢	by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the exchange notes are being issued directly to such registered holder (or deposited into the participant’s account at DTC); or

➢	for the account of an Eligible Institution.

If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Issuances of exchange notes in exchange for initial notes tendered pursuant to a notice of guaranteed delivery by an Eligible Institution will be made only against delivery of the letter of transmittal or a properly transmitted agent’s message and any other required documents, and the timely received confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with the exchange agent.

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered initial notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or that of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular initial notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we will determine. None of us, the exchange agents and any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes, and none of them shall incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such initial notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, TI Capital reserves the right in its sole discretion, subject to the provisions of the indenture, to:

➢	purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date or, as set forth under “—Expiration Date; Extensions; Amendments; Termination,” to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

➢	to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all initial notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the initial notes. See “—Conditions” below. For purposes of the exchange offer, initial notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent.

In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such initial notes or a timely Book-Entry Confirmation of such initial notes into the exchange agent’s account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or a properly transmitted agent’s message and all other required documents. If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of initial notes tendered by the book-entry transfer procedures described below, the non-exchanged initial notes will be credited to an account maintained with the Book-Entry Transfer Facility.

Book-Entry Transfer

JPMorgan Chase Bank as exchange agent will make a request to establish an account with respect to the initial notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution (including Clearstream or Euroclear) that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of initial notes by causing the Book-Entry Transfer Facility to transfer such initial notes into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures for transfer.

DTC’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender initial notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of an exchange of initial notes through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you wish to tender your initial notes and time will not permit the required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, a tender may be effected if:

➢	the tender is made through an Eligible Institution;

➢	prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery setting forth the name and address of the holder of the initial notes and the amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that within five business days after the expiration date, the certificates for all physically tendered initial notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

➢	the certificates for all physically tendered initial notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time on the expiration date at the address set forth below under “—Exchange Agent” and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must:

➢	specify the name of the person having tendered the initial notes to be withdrawn (the “Depositor”);

➢	identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such initial notes;

➢	be signed by the Depositor in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of such initial notes into the name of the Depositor withdrawing the tender;

➢	specify the name in which any such initial notes are to be registered, if different from that of the Depositor; and

➢	if the initial notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant’s (including Clearstream’s or Euroclear’s) account at DTC to be credited, if different than that of the Depositor.

All questions as to the validity, form and eligibility, time of receipt of such notices will be determined by us, which determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes that have been tendered for exchange and that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of initial notes tendered by book-entry transfer, such initial notes will be credited to an account maintained with the Book-Entry Transfer Facility for the initial notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” above at any time on or prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, initial notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any initial notes, and we may terminate or amend the exchange offer as provided herein before the acceptance of such initial notes if:

➢	because of any change in law, or applicable interpretations thereof by the SEC, we determine that TI Capital is not permitted to effect the exchange offer;

➢	an action or proceeding is commenced or threatened that would materially impair our ability to proceed with the exchange offer; or

➢	not all government approvals that we deem necessary for the consummation of the exchange offer have been received.

We have no obligation to, and will not knowingly, permit acceptance of tenders of initial notes:

➢	from our affiliates within the meaning of Rule 405 under the Securities Act;

➢	from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

➢	if the exchange notes to be received by such holder or holders of initial notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Securities and Exchange Act of 1934 (the “Exchange Act”) and without material restrictions under the “blue sky” or securities laws of substantially all the states of the United States.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The costs of the exchange offer and the unamortized expenses related to the issuance of the initial notes will be amortized over the term of the exchange notes.

Appraisal Rights; Regulatory Approvals;

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Other than having the registration statement of which this prospectus forms a part declared effective by the SEC, we are not aware of any U.S. federal or state regulatory approvals that must be obtained in connection with the exchange offer.

Exchange Agents

JPMorgan Chase Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

If tendering an initial note or requesting information with respect to the exchange of an initial note:

By Mail, Overnight Mail or Courier:

JPMorgan Chase Bank

4 New York Plaza 15th Floor

New York, NY 10004

U.S.A

Attention: Institutional Trust Services

Confirm by telephone: (212) 623-5159

Facsimile Transmission: (212) 623-6207 or 6214

We will apply to have the exchange notes listed on the Luxembourg Stock Exchange. In connection therewith, we will give notice to the Luxembourg Stock Exchange and will publish in a Luxembourg newspaper, which is expected to be [                ], the announcement of the beginning of the exchange offer and, following completion of such offer, the results of such offer,

We have also appointed a Luxembourg exchange agent through which all relevant documents with respect to the exchange offer will be made available. The Luxembourg exchange agent will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to you, accepting such documents on our behalf, accepting definitive initial notes for exchange, and delivering exchange notes to holders entitled thereto. The contact information for our Luxembourg exchange agent is as follows:

J.P. Morgan Bank Luxembourg S.A.

5, rue Plaetis, Floor 1

L-2338 Luxembourg

Fees and Expenses

We will pay the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

The expenses to be incurred in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the outstanding notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If you do not submit satisfactory evidence of payment of the taxes or exemption from payment with the letter of transmittal, the amount of the transfer taxes will be billed directly to you.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. We have used a portion of the net proceeds from the sale of the initial notes to repay a portion of Telecom Italia’s bank debt incurred in connection with the payment to Olivetti shareholders exercising withdrawal rights in connection with the Merger and the tender offers made by Olivetti prior to completion of the Merger. A portion of the proceeds has been and will be used to repay other long and short term debt and for general corporate purposes. The amount of the net proceeds was US$3,968.7 million which, at the exchange rate of October 22, 2003 of euro 1 = US$1.1694, corresponded to approximately €3,394 million. Affiliates of J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston (Europe) Limited, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, who were also initial purchasers, have had certain bank loans they made to Telecom Italia repaid with a portion of the net proceeds of the sale of the initial notes.

CAPITALIZATION

Telecom Italia Group

The following table provides as of March 31, 2004 on an actual basis and in accordance with Italian GAAP the cash and cash equivalents, the short-term debt and the capitalization of the Telecom Italia Group.

As of March 31, 2004
(Unaudited) (millions of Euro)
Cash and cash equivalents	7,532

Total short-term debt	6,863

Long-term debt
Payable to banks	1,105
Payable to other financial institutions	561
Notes and bonds	25,726
Convertible notes	5,596
Other long-term debt	83

Total long-term debt(a)	33,071

Stockholders’ equity
Share capital(1)	8,856
Additional paid-in capital	93
Reserves, retained earnings and profit for the period	7,441

Total stockholders’ equity before minority interest	16,390
Minority interest	4,789

Total stockholders’ equity(b)	21,179

Total capitalization(a + b)	54,250

(1)	As of March 31, 2004, Telecom Italia’s share capital (equal to €8,855,712,120.75) comprised:
•	10,305,373,696 ordinary shares (par value of €0.55 each, corresponding to €5,667,955,532.80 subscribed, issued and existing); and
•	5,795,921,069 savings shares (par value of €0.55 each, corresponding to €3,187,756,587.95) subscribed, issued and existing.

Telecom Italia Capital

The following table provides as of March 31, 2004 on an actual basis and in accordance with Luxembourg GAAP the cash and cash equivalents, the short-term debt and the capitalization of Telecom Italia Capital.

As of March 31, 2004
(Unaudited) (thousands of Euro)
Cash and cash equivalents	0

Total short-term debt	2,536

Long-term debt
Payable to banks	22,234
Payable to other financial institutions	—
Debenture loans	3,272,251
Convertible debentures	—
Other long-term debt	—

Total long-term debt(a)	3,294,485

Stockholders’ equity
Share capital, [100,000 shares, nominal value €23.36 per share]	2,336
Additional paid-in capital	—
Reserves, retained earnings and loss for the period	522

Total stockholders’ equity(b)	2,858

Total capitalization(a + b)	3,297,343

Except as disclosed in this prospectus (including the documents incorporated by reference herein), there has not been any material change in the capitalization of the Telecom Italia Group since March 31, 2004 or of Telecom Italia Capital since March 31, 2004.

DESCRIPTION OF EXCHANGE NOTES AND GUARANTEES

The following is a summary of the main terms of the exchange notes to be issued by TI Capital and guaranteed by Telecom Italia. The exchange notes will be governed by a document called the indenture, dated October 29, 2003 as supplemented by the first supplemental indenture also dated October 29, 2003. Herein we refer to the indenture as supplemented by the first supplemental indenture as the “indenture”. The indenture is a contract entered into among TI Capital, as Issuer, Telecom Italia, as Guarantor and JPMorgan Chase Bank as trustee (the “Trustee”).

This summary is subject to and is qualified by reference to all the provisions of the indenture, including, without limitation, the definitions of certain terms used in the indenture. For the sake of clarity, the use of the defined term Telecom Italia in this section of the prospectus means Telecom Italia S.p.A. in its capacity as guarantor of TI Capital’s obligations under the initial notes and the exchange notes, without reference to the consolidated subsidiaries of Telecom Italia S.p.A. Wherever particular provisions or defined terms of the indenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of exchange notes. The indenture is available for inspection at the office of the Trustee.

The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. It is available as set forth under the heading “Where You Can Find More Information.”

Differences Between the Exchange Notes and the Initial Notes

The terms of the exchange notes of a series are identical to the terms of the initial notes of such series, except that:

•	the exchange notes will be registered under the Securities Act;

•	additional interest which would have been payable pursuant to the Indenture if we had failed to consummate this exchange offer by October 28, 2004 will not be payable in respect of the exchange notes;

•	the exchange notes will not be entitled to registration rights under the registration rights agreement;

•	interest on the exchange notes will accrue from the last day on which interest was paid on the initial notes;

•	the non-call period for any optional call could be extended; and

•	except for the restrictions described under “Transfer Restrictions” below, the exchange notes will not be subject to any restrictions on transfer.

Exchange Notes

The exchange notes will be issued as separate series only in the form of fully registered global securities. Global securities will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

The exchange notes will be issued in three series referred to herein as “Series A”, “Series B” and “Series C”.

•	The Series A notes will be issued in an aggregate principal amount of $1,000,000,000. The Series A notes will bear interest at 4% per annum and will mature on November 15, 2008.

•	The Series B notes will be issued in an aggregate principal amount of $2,000,000,000. The Series B notes will bear interest at 5.25% per annum and will mature on November 15, 2013.

•	The Series C notes will be issued in an aggregate principal amount of $1,000,000,000. The Series C notes will bear interest at 6.375% per annum and will mature on November 15, 2033.

Interest on the exchange notes will be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2004. Interest on the exchange notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. No interest will be paid on any initial notes when they are surrendered and exchanged in this offer.

Unless previously redeemed, see “Redemption at TI Capital’s Option” and “Optional Tax Redemption”, the aggregate outstanding principal amount of each series of exchange notes will be payable on the applicable maturity date.

The exchange notes will pay interest to the person in whose name the global security is registered at the close of business on the record date relating thereto, which will be the preceding May 1 or November 1, as the case may be. The exchange notes are issuable in denominations of $1,000 and any integral multiple thereof.

The exchange notes will be unsecured and unsubordinated and will rank equally with TI Capital’s existing and future senior debt and rank senior to all TI Capital’s future subordinated debt.

If any interest payment date or maturity date or date of redemption for the exchange notes falls on a day that is not a Business Day (as described below), the related payment of principal or interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such interest payment date or maturity date, as the case may be.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York, New York are generally authorized or obliged by law, regulations or executive order to close.

The exchange notes will be governed and construed in accordance with the laws of the State of New York. The provisions of Articles 86 to 94-8 of the Luxembourg law on commercial companies of August 10, 1915, are excluded and will not be applicable. In connection with any legal action or proceeding relating to the exchange notes, TI Capital has agreed to submit to the nonexclusive jurisdiction of any Federal or State court in the Borough of Manhattan, the City of New York.

Under New York law, claims relating to payment of principal and interest on the exchange notes will be prescribed according to the applicable statute of limitations.

BNP Paribas Luxembourg will act as Luxembourg paying and transfer agent.

Guarantees

Telecom Italia will unconditionally and irrevocably guarantee the due and punctual payment of the principal of, premium, if any, and interest on the exchange notes issued by TI Capital, including any additional amounts which may be payable by TI Capital in respect of its exchange notes, as described under “—Payment of Additional Amounts”. Telecom Italia guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

The guarantees of Telecom Italia for the exchange notes issued by TI Capital will be unsecured obligations of Telecom Italia and each will rank equally in right of payment with other unsecured and unsubordinated indebtedness of Telecom Italia. Telecom Italia has provided a restriction on liens for the benefit of the exchange notes as provided under “—Restrictive Covenants—Restrictions on Liens”. In connection with other debt issuances, Telecom Italia (including debt issued by Olivetti) has provided different restrictions on liens that in some cases could be viewed as more restrictive. Consequently it is possible that, under certain limited circumstances, other debt of Telecom Italia could be secured when the exchange notes offered hereby are not secured.

The guarantees will be governed and construed in accordance with the laws of the State of New York. In connection with any legal action or proceeding relating to the guarantees, Telecom Italia has agreed to submit to the nonexclusive jurisdiction of any Federal or State court in the Borough of Manhattan, the City of New York.

Legal Ownership

Book-Entry System

Upon issuance, the exchange notes will be represented by one or more global notes (each a “Global Note”). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Except under the circumstances described below, Global Notes will not be exchangeable at the option of the holder for certificated notes and Global Notes will not otherwise be issuable in definite form.

Upon issuance of the Global Notes, DTC will credit the respective principal amounts of the exchange notes represented by the Global Notes to the accounts of institutions that have accounts with DTC or its nominee (“participants”), including Euroclear and Clearstream. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to participants’ interests) or by participants or persons that hold through participants. Such beneficial interest shall be in denominations of $1,000 or integral multiples thereof.

So long as DTC, or its nominee, is the registered owner or holder of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Global Notes for all purposes under the indenture.

Except as set forth below, owners of beneficial interests in the Global Notes:

•	will not be entitled to have the exchange notes represented by the Global Notes registered in their names,

•	will not receive or be entitled to receive physical delivery of exchange notes in definitive form registered in their names, and

•	will not receive or be entitled to receive physical delivery of exchange notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of DTC, and indirectly Euroclear and Clearstream, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

Principal and interest payments on Global Notes registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner or holder of the Global Note. None of TI Capital, Telecom Italia, the Trustee, or any paying agent for such Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

TI Capital expects that DTC, upon receipt of any payments of principal or interest in respect of the Global Notes, will credit the accounts of the related participants (including Euroclear and Clearstream), with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interest in the Global Notes held through such participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”.

Unless and until it is exchanged in whole or in part for exchange notes in definitive form in accordance with the terms of the indenture, a Global Note may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of DTC to DTC or another nominee of DTC.

Beneficial interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in same-day funds.

Definitive Exchange Notes

Global Notes shall be exchangeable for definitive exchange notes registered in the names of persons other than DTC or its nominee for such Global Notes only if:

•	DTC has notified TI Capital and Telecom Italia that it is unwilling or unable to continue as depositary,

•	DTC has ceased to be a clearing agency registered under the Exchange Act, or

•	there shall have occurred and be continuing an Event of Default (as defined in the indenture) with respect to the exchange notes.

Any Global Note that is exchangeable for definitive exchange notes pursuant to the preceding sentence shall be exchangeable for exchange notes issuable in denominations of $1,000 and integral multiples thereof and registered in such names as DTC shall direct. Subject to the foregoing, a Global Note shall not be exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or its nominee. Bearer exchange notes will not be issued.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities.

Additional Mechanics

Payment and Paying Agents

TI Capital will pay interest, principal and any other money due on the exchange notes in registered form at the corporate trust office of the trustee in New York City. That office is currently located at 4 New York Plaza, 15th Floor, New York, NY 10004. If you ever hold definitive exchange notes you will make arrangements to have your payments picked up at or wired from that office or such other paying agency as we may establish.

TI Capital may also arrange for additional payment offices, and may cancel or change these offices, including its use of the Trustee’s corporate trust office. These offices are called paying agents. TI Capital may also choose to act as its own paying agent. TI Capital must notify you of changes in the paying agents for the exchange notes.

Holders buying and selling debt securities in registered form must work out between them how to compensate for the fact that TI Capital will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

TI Capital and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. Such notices will be mailed to holders of registered securities.

Regardless of who acts as paying agent, all money that TI Capital pays to a paying agent that remains unclaimed at the end of five years after the amount is due to direct holders will be repaid to TI Capital. After that five-year period, you may look only to TI Capital, or its successor, for payment and not to the trustee, any other paying agent or anyone else.

Mergers and Similar Events

Each of TI Capital and Telecom Italia is generally permitted to consolidate or merge with another company or firm. Each of TI Capital and Telecom Italia is also permitted to sell or lease substantially all of its assets to another company or to buy or lease substantially all of the assets of another company. However, neither TI Capital nor Telecom Italia may take any of these actions unless all the following conditions are met:

•	Where TI Capital and Telecom Italia merges out of existence or sells or leases all or substantially all of its assets, the other company must assume its obligations, including, in the case of Telecom Italia, the obligations arising from Telecom Italia’s guarantee, on the debt securities either by law or contractual arrangements. The other company’s assumption of these obligations must include the obligation to pay the additional amounts described under “—Payment of Additional Amounts”. If the other company is organized under the laws of a country other than Luxembourg or Italy in the case of, respectively, TI Capital and Telecom Italia, it must indemnify you against any governmental charge or other cost resulting from the transaction; provided that, subject to the delivery of the opinions described below, TI Capital will be permitted to merge with an Italian company.

•	The merger, sale or lease of all or substantially all of its assets or other transaction must not cause a default on the exchange notes, and Telecom Italia and TI Capital must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “—Events of Default”. A default for this purpose would also include any event that would be an event of default if the requirements for giving Telecom Italia or TI Capital default notice of their default having to exist for a specific period of time were disregarded.

Subject to the delivery of the opinions described below, Telecom Italia or one or more of its Italian subsidiaries will be permitted to assume the obligations of TI Capital on the exchange notes for the payment of the principal of and interest on the exchange notes and any other payments on the exchange notes, including any additional amounts described under “—Payment of Additional Amounts”. Upon assuming the obligations of TI Capital, Telecom Italia or any such subsidiary may exercise every right and power of TI Capital under the indenture.

Telecom Italia or one of its Italian subsidiaries may only become the obligor under the exchange notes by assumption or merger if TI Capital (or any successor) delivers to the trustee a legal opinion, reasonably satisfactory to the Trustee, of nationally recognized external Italian and U.S. law firms to the effect that the provisions of the indenture and Trust Indenture Act of 1939 are not in conflict with mandatory provisions of Italian law applicable to holders of notes of Italian companies.

It is possible that an assumption, merger or other similar transaction may cause the holders of the exchange notes to be treated for U.S. federal income tax purposes as though they had exchanged the exchange notes for new notes. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possibly other adverse tax consequences.

In the case of an assumption, merger or other similar transaction the Luxembourg Stock Exchange will be informed and a notice will be published in a newspaper of general circulation in Luxembourg.

Modification and Waiver

There are three types of changes TI Capital, or its successors, can make to the indenture and the exchange notes.

Changes Requiring Your Approval

First, there are changes that cannot be made to the exchange notes without the specific approval of each holder of exchange notes. The following is the list of those changes:

•	change the stated maturity of the principal on the exchange notes;

•	change the interest on the exchange notes;

•	reduce the principal amount due on the exchange notes;

•	change any obligation of TI Capital to pay additional amounts described under “—Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of an exchange note following a default;

•	change the place or currency of payment of an exchange note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of exchange notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of exchange notes whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture; and

•	change the obligations of Telecom Italia as Guarantor with respect to payment of principal, premium, if any, and interest payments.

Changes Requiring a Majority Vote

The second type of change to the indenture and the exchange notes is the kind that requires a vote in favor by holders of exchange notes owning a majority of the outstanding principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the exchange notes in any material respect. The same vote would be required for TI Capital to obtain a waiver of all or part of the covenants described in this section, or a waiver of a past default. However, TI Capital cannot obtain a waiver of a payment default or any other aspect of the indenture or the exchange notes listed in the first category described under “—Changes Requiring Your Approval” unless TI Capital obtains your individual consent to the waiver.

Changes Not Requiring Approval

The third type of change does not require any vote by holders of the exchange notes. This type is limited to clarifications and other changes that would not adversely affect holders of the exchange notes in any material respect.

Further Details Concerning Voting

Exchange notes will not be considered outstanding, and therefore not eligible to vote, if TI Capital has deposited or set aside in trust for you money for their payment or redemption. Exchange notes will also not be eligible to vote if they have been fully defeased as described under “Discharge and Defeasance”.

TI Capital will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding exchange notes that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If TI Capital or the trustee set a record date for a vote or other action to be taken by holders of a particular series of the exchange notes, that vote or action may be taken only by persons who are holders of outstanding exchange notes of that series on the record date and must be taken within 180 days following the record date or another period that TI Capital may specify (or as the trustee may specify if it set the record date). TI Capital may shorten or lengthen (but not beyond 180 days) this period from time to time.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if TI Capital seeks to change the terms of the Indenture or request a waiver.

Redemption at TI Capital’s Option

Beginning on May 15, 2005, the exchange notes will be redeemable in whole or in part at TI Capital’s (or TI Capital successor’s) option at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the applicable exchange notes; or

•	as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points for the Series A notes, 25 basis points for the Series B notes and 30 basis points for the Series C notes, plus accrued interest thereon to the date of redemption.

The definition of certain terms used in the paragraph above are listed below.

Adjusted treasury rate means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or
•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third Business Day preceding the date fixed for redemption.

Comparable treasury issue means the U.S. Treasury security selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such exchange notes.

Comparable treasury price means, with respect to any redemption date, (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

Quotation agent means either Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. or such other agent as appointed by TI Capital or Telecom Italia, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by TI Capital or Telecom Italia.

Reference treasury dealer means:

•	each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., or their affiliates which are primary US Government securities dealers, or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), TI Capital will substitute such reference treasury dealer with another primary treasury dealer; and

•	any other primary treasury dealer selected by the quotation agent after consultation with TI Capital or Telecom Italia.

Reference treasury dealer quotations means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such redemption date.

Remaining scheduled payments means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such exchange notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

If less than all of a series of exchange notes is to be redeemed at any time, selection of exchange notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate; provided that exchange notes with a principal amount of $1,000 will not be redeemed in part.

TI Capital will give DTC a notice of redemption at least 30 but not more than 60 days before the redemption date. If any exchange notes are to be redeemed in part only, the notice of redemption that relates to such exchange notes will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Unless TI Capital defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes or portions thereof called for redemption.

In the case of redemption of TI Capital’s option, the Luxembourg Stock Exchange will be informed of the redemption and a notice will be published on the Luxemburger Wort.

Optional Tax Redemption

Other than as described above under “—Redemption at TI Capital’s Option,” TI Capital will have the option to redeem the debt securities in the two situations described below. The redemption price for the exchange notes will be equal to the principal amount of the exchange notes being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. Furthermore, TI Capital must give you between 30 and 60 days’ notice before redeeming the exchange notes.

•	The first situation is where, as a result of a change in, execution of or amendment to any laws, regulations or treaties or the official application or interpretation of any laws, regulations or treaties, either:

•	TI Capital or Telecom Italia (or its successor) would be required to pay additional amounts as described below under “Payments of Additional Amounts”, or

•	Telecom Italia or any of its subsidiaries would have to deduct or withhold tax on any payment to TI Capital (or its successor) to enable TI Capital (or its successor) to make a payment of principal or interest on a debt security.

This applies only in the case of changes, executions, amendments, applications or interpretations that occur on or after the date hereof and in the jurisdiction where TI Capital (Luxembourg) or Telecom Italia (Italy) is incorporated. If TI Capital or Telecom Italia is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which the successor entity is organized, and the applicable date will be the date the entity became a successor.

TI Capital would not have the option to redeem if TI Capital or Telecom Italia could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to TI Capital or Telecom Italia.

•	The second situation is where a person into which TI Capital or Telecom Italia is merged or to whom it has conveyed, transferred or leased all or substantially all of its property is required to pay additional amounts. TI Capital would have the option to redeem the debt securities even if TI Capital or Telecom Italia is required to pay additional amounts immediately after the merger, conveyance, transfer or lease. Neither Telecom Italia nor TI Capital is required to use reasonable measures to avoid the obligation to pay additional amounts in this situation. However, TI Capital will not have the option to redeem if the sole purpose of such a merger would be to permit TI Capital to redeem the debt securities.

The election of TI Capital to redeem shall be evidenced by a board resolution or in another manner specified in the indenture. In case of any redemption TI Capital shall, at least 60 days prior to the redemption date (unless a shorter notice will be reasonably satisfactory to the Trustee), notify the Trustee of the redemption date and of the principal amount of exchange notes to be redeemed.

Payment of Additional Amounts

Luxembourg or Italy may require TI Capital, as Issuer, or Telecom Italia, as Guarantor, to withhold amounts from payments of principal or interest on the exchange notes or any amounts to be paid under the guarantees, as the case may be, for taxes or any other governmental charges. If Luxembourg or Italy requires a withholding of this type, TI Capital or Telecom Italia, as the case may be, may be required to pay you additional amounts so that the net amount you receive will be the amount specified in the note to which you are entitled.

TI Capital or Telecom Italia, as the case may be, will not have to pay additional amounts in respect of taxes or other governmental charges that are required to be deducted or withheld by any paying agent from a payment on a note, if such payment can be made without such deduction or withholding by any other paying agent, or in respect of taxes or other governmental charges that would not have been imposed but for:

•	the existence of any present or former connection between you and Luxembourg or Italy, as the case may be, other than the mere holding of the exchange note and the receipt of payments thereon;

•	the application of the European Directive 2003/48/EC of June 3, 2003, on the taxation of income from savings, as well as any measure adopted according or pursuant to such directive;

•	a failure to comply with any certification, documentation, information or other reporting requirements concerning your nationality, residence, identity or connection with Luxembourg or Italy, as the case may be, if such compliance is required as a precondition to relief or exemption from such taxes or other governmental charges (including, without limitation, a certification that you are not resident in Luxembourg or Italy or are not an individual resident of a member state of the European Union);

•	a change in law that becomes effective more than 30 days after a payment on the debt security becomes due and payable or on which payment thereof is duly provided for, whichever occurs later; or

•	any tax or other governmental charge imposed on non residents in Italy as provided under Italian laws and regulations relating to states or territories deemed to have a “priviliged tax regime” for Italian tax law purposes.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to TI Capital or Telecom Italia is organized.

For additional information, see section 803 of the indenture.

Restrictive Covenants

Restrictions on Liens

Some of TI Capital’s and Telecom Italia’s property may be subject to a mortgage or other legal mechanism that gives their lenders preferential rights in that property over other lenders, including you and the other direct holders of the exchange notes, or over their general creditors if they fail to pay them back. These preferential rights are called liens. Each of TI Capital and Telecom Italia promises that it will not create or permit to subsist any encumbrance to secure capital market indebtedness, which is described further below, on the whole or any part of its present or future revenues or assets, other than permitted encumbrances.

As used here, encumbrance means:

•	any mortgage, charge, pledge, lien or other encumbrance securing any obligation of any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof; and

•	any arrangement providing a creditor with prior right to an asset, or its proceeds of sale, over other creditors in a liquidation.

As used here, permitted encumbrance means:

•	any encumbrance existing on the date of issuance of the exchange notes;

•	any encumbrance over or affecting any asset acquired by TI Capital or Telecom Italia after the date hereof and subject to which such asset is acquired, if:

•	such encumbrance was not created in contemplation of the acquisition of such asset by TI Capital or Telecom Italia;

•	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by TI Capital or Telecom Italia;

•	any encumbrance over or affecting any asset of any company which becomes an obligor after the date hereof, where such encumbrance is created prior to the date on which such company becomes an obligor, if:

•	such encumbrance was not created in contemplation of that company becoming an obligor; and

•	the amount thereby secured has not been increased in contemplation of, or since the date of, that company becoming an obligor;

•	any netting or set-off arrangement entered into by any member of the Telecom Italia group in the normal course of its banking arrangements for the purpose of netting debit and credit balances;

•	any title transfer or retention of title arrangement entered into by any member of the Telecom Italia group in the normal course of its trading activities on the counterparty’s standard or usual terms;

•	encumbrances created in substitution of any encumbrance permitted under the first two sub-bullet points above over the same or substituted assets. This only applies if: (a) the principal amount secured by the substitute encumbrance does not exceed the principal amount outstanding and secured by the initial encumbrance; and (b) in the case of substituted assets, if the market value of the substituted assets at the time of the substitution does not exceed the market value of the assets replaced;

•	encumbrances created to secure:

•	loans provided, supported or subsidized by a governmental agency, national or multinational investment guarantee agency, export credit agency or a lending organization established by the United Nations, the European Union or other international treaty organization, including, without limitation the European Investment Bank, the European Bank for Reconstruction and Development and the International Finance Corporation;

•	project finance indebtedness (as described below);

this will, however, only apply if the encumbrance is created on an asset of the project being financed by such loans (and/or on the shares in, and/or shareholder loans made to, the company conducting such project) or, as the case may be, such project finance indebtedness and remains confined to that asset (and/or shares and/or shareholder loans);

•	encumbrances arising out of the refinancing of any capital markets indebtedness secured by any encumbrance permitted by the preceding sub-paragraphs. This sub-paragraph will, however, only apply if the amount of such capital markets indebtedness is not increased and is not secured by an encumbrance over any additional assets;

•	any encumbrance arising by operation of law;

•	any encumbrance created in connection with convertible bonds or notes where the encumbrance is created over the assets into which the convertible bonds or notes may be converted and secures only the obligation of TI Capital to effect the conversion of the bonds or notes into such assets;

•	any encumbrance created in the ordinary course of business to secure capital market indebtedness under hedging transactions entered into for the purpose of managing risks arising under funded debt obligations such as credit support annexes and agreements;

•	any encumbrance over or affecting any asset of Telecom Italia to secure capital markets indebtedness under a permitted leasing transaction (as described below); provided that the aggregate capital markets indebtedness secured by all such encumbrances does not exceed €1 billion;

•	any encumbrance created on short-term receivables used in any asset-backed financing;

•

any encumbrance on real estate assets of Telecom Italia, any subsidiary or any person to which such real estate assets may be contributed by Telecom Italia or any subsidiary in connection with the issuance of any indebtedness, whether such indebtedness is secured or unsecured by such real estate assets or any other assets of such person to which real estate assets have been contributed by Telecom Italia or any subsidiary; and

•	any other encumbrance securing capital market indebtedness of an aggregate amount not exceeding 10% of the total net worth of Telecom Italia (as disclosed in the most recent audited consolidated balance sheet of Telecom Italia).

As used here, capital markets indebtedness means any obligation for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented or evidenced by, bonds, notes or other securities which are listed or traded on a stock exchange or other recognized securities market. For the purposes of avoiding any doubt in respect of asset-backed financings originated by Telecom Italia or TI Capital, the expressions “assets” and “obligations for the payment of borrowed money” as used in this definition do not include assets and obligations of Telecom Italia or TI Capital which, pursuant to the requirements of law and accounting principles generally accepted in Italy or Luxembourg, as the case may be, currently need not, and are not, reflected in the balance sheet of Telecom Italia or TI Capital, as the case may be.

As used here, permitted leasing transaction means one or more transactions or a series of transactions as a result of which Telecom Italia disposes of or otherwise transfers (including, without limitation, by way of sale of title or grant of a leasehold or other access, utilization and/or possessory interest(s)) its rights to possess, use and/or exploit all or a portion of a particular asset or particular assets owned, used and/or operated by Telecom Italia (or its rights and/or interests in respect thereof) to one or more other persons in circumstances where Telecom Italia or an affiliate shall have the right to obtain or retain possession, use and/or otherwise exploit the asset or assets (or rights and/or interests therein) so disposed of or otherwise transferred.

As used here project finance Indebtedness means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an asset in respect of which the person or persons to whom such indebtedness is, or may be, owed have no recourse whatsoever for the repayment of or payment of any sum relating to such indebtedness other than:

•	recourse to such debtor for amounts limited to the cash flow from such asset; and/or

•	recourse to such debtor generally, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the person against whom such recourse is available; and/or

•	if such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant asset and such debtor owns no other significant assets and carries on no other business, recourse to all of the assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

Discharge and Defeasance

TI Capital or Telecom Italia can be legally released from any payment or other obligation on the exchange notes except for various obligations described below if in addition to other actions, put in place the following arrangements for you to be repaid:

•	TI Capital or Telecom Italia deposits in trust for your benefit and the benefit of all other direct holders of the exchange notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, premium, if any, principal and any other payments on the exchange notes on their various due dates.

•

TI Capital or Telecom Italia delivers to the trustee a legal opinion of their counsel confirming that there has been a change in U.S. federal income tax law, and under then current U.S. federal income tax law TI

Capital or Telecom Italia may make the above deposit without causing you to be taxed on the exchange notes any differently than if TI Capital or Telecom Italia did not make the deposit and just repaid the exchange notes itself. TI Capital or Telecom Italia would not have to deliver this opinion if TI Capital or Telecom Italia received from, or there has been published by, the U.S. Internal Revenue Service a ruling that states the same conclusion.

•	If the exchange notes are listed on the Luxembourg Stock Exchange or another exchange, TI Capital or Telecom Italia must deliver to the trustee a legal opinion of their counsel confirming that the deposit, defeasance and discharge will not cause the exchange notes to be delisted from such exchange.

However, even if TI Capital or Telecom Italia takes these actions, a number of TI Capital’s or Telecom Italia’s obligations relating to the exchange notes will remain. These include the following obligations:

•	to register the transfer and exchange of exchange notes,

•	to replace mutilated, destroyed, lost or stolen exchange notes,

•	to maintain paying agencies, and

•	to hold money for payment in trust.

Ranking

The exchange notes are not secured by any of Telecom Italia’s or TI Capital’s property or assets. Accordingly, your ownership of the exchange notes means you are one of Telecom Italia’s or TI Capital’s senior unsecured creditors. The debt securities are not subordinated to any of Telecom Italia’s or TI Capital’s other debt obligations and therefore they rank equally with all Telecom Italia’s and TI Capital’s other senior unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

An “event of default” with respect to the exchange notes is defined in the indenture as:

•	The failure by TI Capital or Telecom Italia to pay principal on a note within 10 days from the relevant due date or the failure to pay interest on a note within 30 days from the relevant due date;

•	The failure by TI Capital to perform any other obligation under the exchange notes or the failure by Telecom Italia to perform any obligation under its guarantee and such failure continues for more than 60 days after the trustee has received notice of it from the affected holder of the exchange notes;

•	Any of TI Capital’s or Telecom Italia’s capital market indebtedness (as defined above in “—Restrictive Covenants—Restrictions on Liens”) in excess of €100 million (or the equivalent thereof in other currencies) has to be repaid prematurely due to a default under its terms;

•	The failure by TI Capital or Telecom Italia to fulfill any payment obligation exceeding €100 million or its equivalent under any capital market indebtedness (as defined above in “—Restrictive Covenants—Restriction on Liens”) of TI Capital or Telecom Italia, or under any guarantee provided for any such capital market indebtedness in excess of €100 million (or the equivalent thereof in other currencies) of others, and this failure remains uncured for 30 days;

•	Any security or guarantee relating to capital market indebtedness in excess of €100 million (or the equivalent thereof in other currencies) provided by TI Capital or Telecom Italia is enforced by the lenders and such enforcement is not contested in good faith by TI Capital or Telecom Italia or TI Capital or Telecom Italia publicly announce their inability to meet their financial obligations;

•	A court opens insolvency or equivalent proceedings against TI Capital or Telecom Italia which are not resolved within six months, unless such proceedings are frivolous or vexatious and contested in good faith and appropriately and do not result in court orders; or TI Capital or Telecom Italia apply for such insolvency or equivalent proceedings;

•	TI Capital or Telecom Italia approves a resolution pursuant to which it goes into liquidation unless this is done in connection with a merger, or other form of combination with another company and such company assumes all obligations contracted by TI Capital or Telecom Italia, in connection with the exchange notes; or

•	Telecom Italia’s guarantee relating to the exchange notes ceases to be valid or legally binding for any reason.

If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the outstanding exchange notes of the affected series may declare the entire principal amount of all the exchange notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the exchange notes of the affected series.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding exchange notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing another action under the indenture.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the exchange notes, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding exchange notes of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

Each of TI Capital and Telecom Italia will furnish to the trustee every year, within 120 days after the end of Telecom Italia’s fiscal year, a written statement from its designated officers certifying that, to their knowledge, it is in compliance with the indenture and the exchange notes, or else specifying any default.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

Regarding the Trustee

Telecom Italia and several of its subsidiaries maintain banking relations with the Trustee in the ordinary course of their business.

If an event of default occurs, or a default, that would become an event of default if the requirements for giving you a default notice or any specific grace period of time were disregarded occurs, the Trustee may be considered to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939. In that case, the Trustee may be required to resign as Trustee under the applicable indenture, TI Capital and Telecom Italia would be required to appoint a successor Trustee.

Global Clearance and Settlement

The Clearing systems

The information in this section concerning DTC, Clearstream and Euroclear, and DTC and their book-entry systems has been obtained from sources that TI Capital and Telecom Italia believe to be reliable. Neither TI Capital nor Telecom Italia make any representation or warranty with respect to this information, other than that it has been accurately extracted and/or summarized from those sources.

DTC

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include the initial purchasers, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interests in Global Bonds in DTC may be made only through DTC participants.

Clearstream, Luxembourg

Clearstream (formerly Cedelbank) is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream interfaces with domestic markets in several countries. As a bank, Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are financial institutions around the world, including the initial purchasers, other securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (which we refer to in this prospectus as the “Euroclear Operator”) under a contract with Euro-Clear Clearance Systems, S.C. a Belgian cooperative corporation (which we refer to in this prospectus as the “Cooperative”). All operations are conducted by the Euroclear Operator and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), the initial purchasers, other securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (which we refer to in this prospectus as the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Clearing Numbers

The clearing numbers of the exchange notes are set forth below:

Note	Common Codes	CUSIP Numbers	ISIN Numbers
Series A notes
Series B notes
Series C notes

Transfer Restrictions

You understand that it is the intention of TI Capital that the exchange notes will be offered and sold to investors, and trade in the secondary market between investors, and will be held by investors who are, resident in countries or territories listed in the Decree of the Ministry of Finance of Italy of September 4, 1996 as amended. A copy of the decree can be obtained from the website of the Ministry of Finance of Italy at www.finanze.it. You also understand that, to the extent that Telecom Italia becomes the obligor under the exchange notes due to substitution or otherwise (see “Description of Exchange Notes and Guarantees—Mergers and Similar Events”) and Telecom Italia was obligated to withhold on any payments made on the exchange notes, there would be no obligation to gross up such payments to investors not resident in the countries identified in the above Decree. See “Description of Exchange Notes and Guarantees—Payment of Additional Amounts”.

The following is the current list of countries or territories where, if the exchange notes were held by residents of such countries or territories, and Telecom Italia were to become the obligor on the exchange notes, Telecom Italia would have no obligation to gross up payments in the event of a withholding on any payments on the exchange notes: Andorra, Anguilla, Aruba, the Bahamas, Barbados, Barbuda, Belize, Bermuda, the British Virgin Islands, Brunei, the Cayman Islands, the Channel Islands, Cyprus, Djibouti, French Polynesia, Gibraltar, Grenada, Guatemala, Hong Kong, the Isle of Man, Kiribati, Lebanon, Liberia, Liechtenstein, Macau, Malaysia, the Maldives, the Marshall Islands, Montserrat, Nauru, the Netherlands Antilles, Nevis, New Caledonia, Niue, the Philippines, Oman, the Solomon Islands, St. Kitts, St. Lucia, St. Vincent and the Grenadines, the Seychelles, Singapore, Tonga, the Turks and Caicos Islands, Tuvalu, Vanuatu and Samoa.

The following is the current list of countries or territories where, if the exchange notes were held by residents of such countries or territories and Telecom Italia were to become the obligor on the exchange notes,

Telecom Italia may have no obligation to gross up payments in the event of a withholding on any payments on the exchange notes: Angola, Antigua, Bahrain, Costa Rica, Dominica, Ecuador, Jamaica, Kenya, Korea (Rep.), Kuwait, Malta, Mauritius, Monaco, Panama, Puerto Rico, Switzerland, United Arab Emirates and Uruguay. The countries and territories listed in this paragraph are either considered (under Italian tax law) as having a privileged tax regime subject to activity specific exemptions or are not considered (under Italian tax law) as having a privileged tax regime but are deemed to be tax havens with regard to certain activities.

You also understand the exchange notes will not be offered, sold or delivered in Italy. Italian investors may suffer adverse tax consequences from holding the exchange notes and in connection therewith there is no obligation for either TI Capital or Telecom Italia to gross up any payment on the exchange notes made to Italian investors.

Registration Rights Agreement

In connection with the issuance of the initial notes, TI Capital and Telecom Italia entered into a registration rights agreement with Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as the representatives of the initial purchasers. The following summary of selected provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. Copies of the registration rights agreement are available from TI Capital and Telecom Italia upon request.

Under the registration rights agreement, TI Capital and Telecom Italia have agreed to consummate the exchange offer no later than 365 days after the issue date.

Upon becoming effective, this exchange offer registration statement will permit the holders of the initial notes, except as described below, the opportunity to exchange their initial notes for the exchange notes. Under existing interpretations of the SEC set forth in no-action letters to third parties, the exchange notes would in general be freely transferable (other than by holders who are broker-dealers or by any holder who is an affiliate of ours) after the exchange offer without further registration under the Securities Act. Under those existing SEC interpretations, each holder of initial notes participating in the exchange offer will be required to represent to TI Capital and to Telecom Italia, among other things, that, at the time of the consummation of the exchange offer:

•	any exchange notes received by that holder will be acquired in the ordinary course of business;

•	that holder has no arrangement or understanding with any person to participate in the distribution of the initial notes or the exchange notes within the meaning of the Securities Act;

•	the holder is not an “affiliate” (as defined in Rule 405 of the Securities Act) of Telecom Italia;

•	that holder is not engaged in, and does not intend to engage in, the distribution of the exchange notes within the meaning of the Securities Act;

•	if that holder is a broker-dealer, it will receive exchange notes in exchange for initial notes that were acquired for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes; and

•	if that holder is a broker-dealer, it did not purchase the initial notes being tendered in the exchange offer directly from TI Capital or Telecom Italia for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act.

Any holder that is not able to make these representations or certain similar representations will not be entitled to participate in the exchange offer or to exchange its initial notes for exchange notes.

The exchange notes, if issued, will be issued under the indenture. The initial notes and, if issued, the exchange notes, will constitute a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for holders of debt securities of any series to vote or take any other action as a single class, holders of the initial notes who do not exchange their initial notes for exchange notes and holders of exchange notes will vote or take that action as a single class. The exchange notes will represent the same underlying indebtedness as the initial notes for which they are exchanged.

Although TI Capital and Telecom Italia have filed this exchange offer registration statement with the SEC, there can be no assurance that the exchange offer registration statement will become effective. The registration rights agreement provides that if TI Capital and Telecom Italia have not consummated the exchange offer by October 28, 2004, then, in addition to the interest otherwise payable on the initial notes, additional interest will accrue and be payable on the initial notes at a rate of 0.50% per annum until that requirement is satisfied.

Any amounts of additional interest due will be payable in cash and will be payable on the same dates on which interest is otherwise payable on the initial notes and to the same persons who are entitled to receive those payments of interest on the initial notes. The amount of additional interest payable for any period will be determined by multiplying the additional interest rate (as described above) by the principal amount of the initial notes and then multiplying that product by a fraction, the numerator of which is the number of days that the additional interest rate was applicable during that period (determined on the basis of a 360-day year comprising twelve 30-day months), and the denominator of which is 360.

If TI Capital effects the exchange offer, TI Capital will be entitled to close that offer as long as they have accepted all initial notes validly tendered and not withdrawn in accordance with the terms of the exchange offer. Initial notes not tendered in the exchange offer will bear interest at the same rate in effect at the time of original issuance of the initial notes and, after consummation of the exchange offer, will not be entitled to additional interest or further registration rights.

If TI Capital effects the exchange offer, application will be made to list the exchange notes on the Luxembourg Stock Exchange. Notices informing the holders of the initial notes of the beginning of the exchange period as well as the result of the exchange offer will be published in a newspaper of general circulation in Luxembourg. It will be possible to participate in the exchange offer through an agent in Luxembourg. The documents relating to the exchange offer will be available in Luxembourg.

TAX C ONSIDERATIONS

United States Federal Income Tax Considerations

General

The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by U.S. Holders (as defined below) that will hold the notes as capital assets. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. In particular, this summary does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules including, without limitation: (i) financial institutions; (ii) insurance companies; (iii) dealers or traders in securities or currencies; (iv) tax-exempt entities; (v) persons that will hold notes as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (vi) persons that have a “functional currency” other than the U.S. dollar; (vii) regulated investment companies; and (viii) persons that hold the notes through partnerships or other pass-through entities. Further, this summary does not address alternative minimum tax consequences.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations and judicial and administrative interpretations thereof, in each case as in effect on the date of this listing memorandum. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

U.S. Holders should consult their own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of notes. U.S. Holders should also review the discussion under “—Luxembourg Tax Considerations” and “—Italian Tax Considerations” for a discussion of the Luxembourg and Italian tax consequences to a U.S. Holder of the ownership of notes. For purposes of this summary a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); or (iii) an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source and regardless of whether it is effectively connected with the conduct of a business in the United States.

Exchange of Notes

An exchange of initial notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes. Accordingly, U.S. Holders who exchange their initial notes for exchange notes will not recognize income, gain or loss for U.S. federal income tax purposes. A U.S. Holder’s tax basis in the exchange notes will be equal to its adjusted basis in the initial notes and its holding period for the exchange notes will include the period during which it held the initial notes.

Payments of Interest

Interest (including any additional amounts) paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Interest will be treated as foreign source income for purposes of calculating a U.S. Holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, the interest on a note should generally constitute “passive income,” or in the case of certain U.S. Holders, “financial services income,” which may be relevant for certain U.S. Holders.

Market Discount

The resale of notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a note acquired by a purchaser of notes other than an initial purchaser generally will equal the amount, if any, by which the stated redemption price at maturity of the note exceeds the purchaser’s adjusted tax basis in the note immediately after its acquisition. Subject to a limited exception, these provisions generally require a U.S. Holder who acquires a note at a market discount to treat as ordinary income that is generally treated as interest income any gain it recognizes on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless such U.S. Holder elects to include accrued market discount in income over the life of the note.

This election to include market discount in income over the life of the note, once made by a U.S. Holder, applies to all market discount obligations acquired by such U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the U.S. Holder’s election, under a constant yield method. If a U.S. Holder makes an election, it will apply only to the note with respect to which it is made, and it may not be revoked. A U.S. Holder who acquires a note at a market discount who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of a portion of the interest on any indebtedness it incurs or maintains to purchase or carry the note until maturity or until it disposes of the note in a taxable transaction.

Amortizable Premium

A note is purchased at a premium if its adjusted basis, immediately after its purchase exceeds the amounts payable (other than qualified stated interest) on the note. A U.S. Holder who purchases a note at a premium generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant-yield method that reflects semiannual compounding based on the note’s payment period. Amortized premium is treated as an offset to interest income on a note and not as a separate deduction. A U.S. Holder’s election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies and such U.S. Holder may not revoke it without the consent of the IRS.

Disposition of a Note

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize U.S. source capital gain or loss equal to the difference between the amount realized on such disposition (except as described above under “—Market Discount” and except to the extent any amount realized is attributable to accrued but unpaid interest, which will be treated as interest income as described above) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to such holder.

Backup Withholding and Information Reporting

Information returns may be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder may be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holders U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Luxembourg Tax Considerations

The following is a general description of the material Luxembourg tax consequences of purchasing, owning, exchanging and disposing of the notes. It does not purport to be a complete analysis of all possible tax situations that may be relevant to a decision to purchase, own, exchange or dispose of the notes. It does, in particular, not address the situation of any companies taking advantage of a special income tax treatment in Luxembourg, such as holding companies regulated under the Law of July 31, 1929 or undertakings for collective investments. Prospective purchasers of the notes should consult their own tax advisors as to the applicable tax consequences of the ownership of the notes, based on their particular circumstances. This summary does not allow any conclusions to be drawn with respect to issues not specifically addressed. The following description of

Luxembourg tax law is based upon the Luxembourg law and regulations as in effect on the date of this Prospectus and is subject to any amendments in law later introduced, whether or not on a retroactive basis.

Exchange of the initial notes for exchange notes

Luxembourg non-residents

Holders of the initial notes who are non-resident of Luxembourg and who do not hold the initial notes through a permanent establishment in Luxembourg are not liable to any Luxembourg income tax upon exchange of the initial notes for exchange notes.

Luxembourg resident individuals

Luxembourg resident individual holders of the initial notes are not subject to taxation on capital gains upon the exchange of the initial notes for exchange notes, unless the initial notes are exchanged for exchange notes within six months of their date of acquisition. They may opt for not realizing the capital gains upon the exchange of the initial notes for exchange notes by carrying the acquisition value and the date of acquisition of the initial notes over to the exchange notes.

Luxembourg resident companies

Luxembourg resident companies (société de capitaux) holders of the notes or foreign entities of the same type which have a permanent establishment in Luxembourg with which the holding of the initial notes is connected, must include in their taxable income the difference between the fair market value of the exchange notes and the lower of the cost or book value of the initial notes exchanged. They may opt for not realizing the capital gains upon the exchange of the initial notes for exchange notes by carrying the acquisition value and the date of acquisition of the initial notes over to the exchange notes.

Tax Residency

A holder of the exchange notes will not become resident, or be deemed to be resident, in Luxembourg by reason only of the holding of the exchange notes, or the execution, performance, delivery and/or enforcement of the exchange notes.

Taxation of the holders of the exchange notes

Withholding tax

Under Luxembourg tax law currently in effect, there is no withholding tax for Luxembourg residents and non-residents on payments of interest (including accrued but unpaid interest), nor is any Luxembourg withholding tax payable on payments received upon redemption, repayment of the principal or upon an exchange of the exchange notes.

Luxembourg non-residents

Holders of the exchange notes who are non-resident of Luxembourg and who do not hold the exchange notes through a permanent establishment in Luxembourg are not liable to any Luxembourg income tax, whether they receive payments of interest (including accrued but unpaid interest), or payments upon redemption, repayment of principal or exchange of the exchange notes, or realize capital gains on the sale of any exchange notes.

Taxation of Luxembourg residents – General

Holders of the exchange notes who are resident of Luxembourg or who have a permanent establishment in Luxembourg with which the holding of the exchange notes is connected must include any interest received (or accrued for Luxembourg resident companies) in their taxable income.

These holders will not be liable to any Luxembourg income tax on repayment of principal.

Luxembourg resident individuals

Luxembourg resident individual holders of the exchange notes are not subject to taxation on capital gains upon the transfer of the exchange notes, unless the transfer of the exchange notes precedes their acquisition or the exchange notes are disposed of within six months of the date of their acquisition. Upon a redemption of the exchange notes, individual Luxembourg resident holders must however include the portion of the redemption price corresponding to accrued but unpaid interest in their taxable income.

Luxembourg resident companies

Luxembourg resident companies (société de capitaux) holders of the exchange notes or foreign entities of the same type which have a permanent establishment in Luxembourg with which the holding of the exchange notes is connected, must include in their taxable income the difference between the sale, exchange or redemption price (including accrued but unpaid interest) and the lower of the cost or book value of the exchange notes sold, redeemed or exchanged.

EU savings directive

The Council of the European Union has adopted a directive on June 3, 2003 regarding the taxation of savings income. Subject to a number of important conditions being met, Member States will be required from 1 January 2005 to provide to the tax authorities of another Member State details of payments of interest (or other similar income) paid by a paying agent within its jurisdiction to or for the benefit of an individual resident in that other Member State, except that Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments.

Other Taxes

Luxembourg net wealth tax will not be levied on a holder of the exchange notes, unless (i) such holder is a Luxembourg resident or (ii) such exchange notes are attributable to an enterprise or part thereof which is carried on in Luxembourg through a permanent establishment or a permanent representative.

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by the holders of the exchange notes as a consequence of the issuance of the exchange notes, nor will any of these taxes be payable as a consequence of a subsequent transfer, repurchase or redemption of the exchange notes.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the exchange notes or in respect of the payment of interest or principal under the exchange notes or the transfer of the exchange notes. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Issuer, if for Luxembourg value added tax purposes such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

No gift, estate or inheritance taxes is levied on the transfer of the exchange notes upon death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

Italian Tax Considerations

The following is a summary of certain Italian tax consequences of the receipt of interest on the notes and capital gains upon the exchange or disposal thereof by non Italian investors, along with a summary of the Italian tax treatment of payments which might possibly be made by the Guarantor under the notes.

This summary is based upon Italian tax law and practice as in effect on the date of the prospectus and is subject to change, potentially with retroactive effect.

Prospective investors in the debt securities should consult their own advisors regarding the Italian or other tax consequences of the purchase, ownership and disposition of the debt securities in their particular circumstances, including the effect of any state, local or foreign tax laws.

Interest on Debt Securities

Interest payable on debt securities issued by TI Capital to a beneficial owner who is not resident in Italy and is not acting through an Italian permanent establishment is not subject to Italian taxes. To the extent that debt securities are deposited by a non-resident holder in an account with an Italian withholding agent, interest payable to a non-resident beneficial owner is subject to the substitute tax at rates up to 27%, according to the same rules applicable to Italian resident holders, unless the holder produces a declaration of non-residence in Italy. In addition, any element of the proceeds of sale of debt securities by a non-resident holder which represents accrued, and express or implied, interest in respect of such debt securities will be subject to Italian substitute tax if the debt securities are sold through an Italian withholding agent, unless such holder produces a declaration of non-residence and has provided details of the period during which he was the beneficial owner of the debt securities and the interest derived therefrom.

Payments under the Guarantees by Telecom Italia

There is no authority directly on point regarding the Italian tax regime of payments made by Telecom Italia under the guarantees. Accordingly, there can be no assurance that the Italian revenue authorities will not assert an alternative treatment of such payments than that set forth herein or that an Italian court would not sustain such an alternative treatment.

Payments to non-resident holders made by Telecom Italia under the guarantees, which represent interest payable on the debt securities, are subject to the Italian tax regime described above under “Interest on Debt Securities”.

Capital Gains on Debt Securities

Capital gains realized by non-residents from the sale of debt securities issued by TI Capital are in principle not subject to tax in Italy. However, a 12.5% substitute tax may apply to the extent the bonds are located in the Italian territory unless:

•	the debt securities are listed on a regulated market; or

•	the debt securities are not listed on a regulated market, but the following requirements are satisfied:

•	the holder is resident of a country which allows an adequate exchange of information with Italy or, in the case of institutional investors not subject to tax, they are established in such country;

•

the relevant Italian withholding agent, if any, receives a self-declaration from the holder of the debt securities which states that the holder is a resident of that country. The self-declaration, which must be in conformity with the model approved by the Ministry of Economy and Finance (approved in Decree of the Ministry of Economy and Finance of December 12, 2001, published in the Ordinary Supplement No. 287 to the Official Journal No. 301 of December 29, 2001), is valid until revoked by the investor and does not have to be filed if an equivalent self-declaration (including Form 116/IMP) has been submitted to the same intermediary for the same or different purposes; in the case of institutional investors not subject to tax, the institutional investor shall be regarded as the beneficial owner and the relevant self-declaration shall be produced by the management company; or

•	the holder is resident in a country which has entered into a double taxation convention with Italy that provides for the exclusive right to tax such gains in the holder’s country of residence.

Early Redemption

The early redemption of notes with a maturity period of no less than 18 months issued by a non-resident company, if occurring before expiration of the first 18 months, in certain cases may trigger the liability for the holder of a 20% surtax to be paid on all interest and other proceeds accrued until the date of early redemption.

In any event, the 20% surtax applies only if the holder of the securities is resident in Italy at the date of the early redemption. Conversely, no surtax applies if the holder is not resident in Italy, even if the notes are deposited by the non-resident holder in an account with an Italian withholding agent (provided that the holder produces a declaration of non-residence in Italy).

PLAN OF DISTRIBUTI ON

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the exchange notes), other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

GENERAL I NFORMATION

Luxembourg Listing

The initial notes are currently listed on the Luxembourg Stock Exchange. We will apply to list the exchange notes on the Luxembourg Stock Exchange. In connection with such listing application, the legal notice relating to the issuance of the exchange notes and the constitutional documents of TI Capital and Telecom Italia will be deposited with the Register of Commerce and Companies in Luxembourg, where such documents may be examined and copies thereof may be obtained upon request. Additionally, copies of Telecom Italia’s Articles of Association and all reports prepared and filed are available at the office of BNP Paribas Luxembourg, the paying agent in Luxembourg. We will maintain a paying agent and registrar in Luxembourg for so long as any initial notes or exchange notes are listed on the Luxembourg Stock Exchange.

Authorization

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the initial notes, exchange notes and guarantees. The issuance of the initial notes and guarantees was approved by the board of directors of Telecom Italia on October 10, 2003. The issuance of the initial notes and exchange notes was approved by the board of directors of TI Capital on October 16, 2003. The terms and conditions of this exchange offer, the issuance of the exchange notes and guarantees in connection herewith and the preparation and filing with the SEC of this prospectus was approved by the board of directors of Telecom Italia on May 20, 2004.

LEGAL MATTERS

The validity of the exchange notes and the guarantees under New York law and certain matters of United States law relating to the exchange notes offered through this prospectus will be passed upon for Telecom Italia by Morgan, Lewis & Bockius LLP. Certain matters of Italian law will be passed upon for Telecom Italia by Gianni, Origoni, Grippo & Partners. Certain matters of Italian tax law will be passed upon for Telecom Italia by Maisto e Associati. Certain matters of Luxembourg law, including Luxembourg tax law, will be passed upon for TI Capital by Linklaters Loesch.

INDEPENDE NT ACCOUNTANTS

Reconta Ernst & Young S.p.A., independent accountants, have audited the Telecom Italia consolidated financial statements at December 31, 2003, 2002 and 2001, as stated in their report set forth in the Telecom Italia Annual Report incorporated by reference herein.

Deloitte & Touche Sociedad de Auditores y Consultores Limitada, independent accountants, have audited the consolidated financial statements of Empresa Nacional de Telecomunicaciones S.A. (Chile) for the fiscal years ended December 31, 2003, 2002 and 2001, as stated in their report set forth in the Telecom Italia Annual Report incorporated by reference herein.

PricewaterhouseCoopers S.p.A., independent accountants, have audited the consolidated financial statements of Finsiel Consulenza e Applicazioni Informatiche S.p.A. for the fiscal years ended December 31, 2003, 2002 and 2001, as stated in their report set forth in the Telecom Italia Annual Report incorporated by reference herein.

KPMG Alpen-Treuhand GmbH, independent accountants, have audited the consolidated financial statements of Telekom Austria A.G. for the fiscal year ended December 31, 2003, as stated in their report set forth in the Telecom Italia Annual Report incorporated by reference herein.

Grant Thornton, independent accountants, have audited the consolidated financial statements of Mobilkom Austria AG & Co KG and Mobilkom Austria AG for the fiscal year ended December 31, 2003, as stated in their report set forth in the Telecom Italia Annual Report incorporated by reference herein.

KPMG Austria GmbH and Grant Thornton—Jonasch & Platzer, independent accountants, have audited the combined consolidated financial statements of Mobilkom Austria A.G. & Co KG and Mobilkom Austria A.G. for the fiscal year ended December 31, 2001 and the consolidated financial statements of Telekom Austria A.G. for the fiscal year ended December 31, 2001, as stated in their reports set forth in the Telecom Italia Annual Report incorporated by reference herein.

PricewaterhouseCoopers, independent accountants, have audited the financial statements of Is—TIM Telekomunikasyon Hizmetleri A.S. for the fiscal year ended December 31, 2001, as stated in their report set forth in the Telecom Italia Annual Report incorporated by reference herein.

ISSUER

Telecom Italia Capital

Société Anonyme

287-289 Route d’Arlon

L-1150 Luxembourg

GUARANTOR

Telecom Italia S.p.A.

Piazza degli Affari 2

20123 Milan, Italy

TRUSTEE

JPMorgan Chase Bank

4 New York Plaza 15th Floor

New York, New York 10004

U.S.A.

AGENTS

Exchange Agent	Exchange Agent Luxembourg Affiliate
JPMorgan Chase Bank	J.P. Morgan Bank Luxembourg S.A.
4 New York Plaza 15th Floor	5, rue Plaetis, Floor 1
New York, NY 10004	L-2338 Luxembourg
U.S.A.

Principal Paying Agent

JPMorgan Chase Bank

4 New York Plaza 15th Floor

New York, New York 10004

U.S.A.

Listing Agent and Luxembourg

Paying and Transfer Agent

BNP Paribas

Securities Services, Luxembourg Branch

23 Avenue de la Porte Neuve

L-2083, Luxembourg

LEGAL ADVISOR TO THE ISSUER AND GUARANTOR

As to U.S. Law:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

U.S.A

As to Italian Law:	As to Italian Tax Law:
Gianni, Origoni, Grippo & Partners	Maisto e Associati
Via delle Quattro Fontane, 20	Piazza Filippo Meda 5
00184 Rome, Italy	20121 Milan, Italy

As to Luxembourg Law:

Linklaters Loesch

Rue Carlo Hemmer 4

L-1734 Luxembourg

INDEPENDENT AUDITORS

Telecom Italia S.p.A.	Telecom Italia Capital
Reconta Ernst & Young	Ernst & Young
Via G. Romagnosi 18/A	6 Rue Jean Monnet
00196 Rome, Italy	L-2180 Luxembourg

OFFER TO EXCHANGE

TELECOM ITALIA CAPITAL

$1,000,000,000 Series A 4% Guaranteed Senior Notes due 2008

$2,000,000,000 Series B 5.25% Guaranteed Senior Notes due 2013

$1,000,000,000 Series C 6.375% Guaranteed Senior Notes due 2033

Guaranteed on a senior, unsecured basis by Telecom Italia S.p.A.

P R O S P E C T U S

Dated [    ], 2004

No dealer, salesperson or other person has been authorized to file any information or to make any representations not contained in this Prospectus and, if given, or made, such information or representation must not be relied upon as having been authorized by Telecom Italia S.p.A. or Telecom Italia Capital or any of their respective agents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy in the territory of the Republic of Italy or in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Telecom Italia S.p.A. or Telecom Italia Capital since such date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrants have obtained liability insurance for the members of their respective Boards of Directors and certain of their officers. This includes insurance against liabilities under the Securities Act of 1933, as amended.

Item 21. Exhibits and Financial Statement Schedules

(a)(1)	Financial Statements. See Annual Report on Form 20-F filed as Exhibit 13.1 hereto and incorporated herein by reference.

(a)(2)	The following Exhibits are filed as part of this Report as required by Regulation S-K. The Exhibits designated by an asterisk (*) are to be filed by amendment.

Exhibit Number	Description
3.1	Merger Instrument, dated July 29, 2003, relating to the merger of Telecom Italia S.p.A. into Olivetti S.p.A.

3.2	Coordinated Articles of Incorporation of Telecom Italia Capital.

3.3	Bylaws of Telecom Italia S.p.A. (Incorporated by Reference to Exhibit 1.1 of the Annual Report on Form 20-F of Telecom Italia S.p.A. for the fiscal year ended December 31, 2003 filed with the SEC on June 10, 2004 (File No. 1-13882)).

4.1	Registration Rights Agreement, dated October 22, 2003, among Telecom Italia Capital, as Issuer, Telecom Italia S.p.A., as Guarantor, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., for themselves and on behalf of the several Initial Purchasers named on Schedule 1 thereto.

4.2	Purchase Agreement, dated October 22, 2003, among Telecom Italia Capital, as Issuer, Telecom Italia S.p.A., as Guarantor, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., for themselves and on behalf of the several Initial Purchasers named on Schedule 1 thereto.

4.3	Indenture, dated as of October 29, 2003, among Telecom Italia Capital, as Issuer, Telecom Italia S.p.A., as Guarantor, and JPMorgan Chase Bank, as Trustee.

4.4	First Supplemental Indenture, dated as of October 29, 2003, among Telecom Italia Capital, as Issuer, Telecom Italia S.p.A., as Guarantor, and JPMorgan Chase Bank, as Trustee.

4.5	Form of Series A 4% Guaranteed Senior Note Due 2008.

4.6	Form of Series B 5.25% Guaranteed Senior Note Due 2013.

4.7	Form of Series C 6.375% Guaranteed Senior Note Due 2033.

5.1	Opinion of Morgan, Lewis & Bockius LLP.

5.2	Opinion of Linklaters Loesch.

5.3	Opinion of Gianni, Origoni, Grippo & Partners.

13.1	Annual Report on Form 20-F of Telecom Italia S.p.A. for the fiscal year ended December 31, 2003 filed with the SEC on June 10, 2004 (File No. 1-13882) (Incorporated by reference).

21.1	List of subsidiaries of the Company (Incorporated by reference to Exhibit 8.1 of the Annual Report on Form 20-F of Telecom Italia S.p.A. for the fiscal year ended December 31, 2003 filed with the SEC on June 10, 2004 ).

23.1	Consent of Reconta Ernst & Young S.p.A., independent accountants, dated June 4, 2004, relating to the independent audit report on the consolidated financial statements of Telecom Italia S.p.A. for the fiscal years ended December 31, 2003, 2002 and 2001.

23.2	Consent of Deloitte & Touche Sociedad de Auditores y Consultores Limitada, independent accountants, dated June 4, 2004, relating to the independent audit report on the consolidated financial statements of Empresa Nacional de Telecomunicaciones S.A. (Chile) for the fiscal years ended December 31, 2003, 2002 and 2001.

23.3	Consent of PricewaterhouseCoopers S.p.A., independent accountants, dated June 4, 2004, relating to the independent audit report on the consolidated financial statements of Finsiel Consulenza e Applicazioni Informatiche S.p.A. for the fiscal years ended December 31, 2003, 2002 and 2001.

23.4	Consent of KPMG Alpen-Treuhand GmbH, independent accountants, dated June 4, 2004, relating to the independent audit report on the consolidated financial statements of Telekom Austria A.G. for the fiscal year ended December 31, 2003.

23.5	Consent of Grant Thornton, independent accountants, dated June 4, 2004, relating to the independent audit report on the consolidated financial statements of Mobilkom Austria AG & Co KG and Mobilkom Austria AG for the fiscal year ended December 31, 2003.

23.6	Consent of KPMG Austria GmbH and Grant Thornton—Jonasch & Platzer, independent accountants, dated June 4, 2004, relating to the independent audit report on the combined consolidated financial statements of Mobilkom Austria A.G. & Co KG and Mobilkom Austria A.G. for the fiscal year ended December 31, 2001.

23.7	Consent of KPMG Austria GmbH and Grant Thornton—Jonasch & Platzer, independent accountants, dated June 4, 2004, relating to the independent audit report on the consolidated financial statements of Telekom Austria A.G. for the fiscal year ended December 31, 2001.

23.8	Consent of PricewaterhouseCoopers, Independent Accountants, dated June 4, 2004, relating to the independent audit report on the financial statements of Is—TIM Telekomunikasyon Hizmetleri A.S. for the fiscal year ended December 31, 2001.

23.9	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

23.10	Consent of Linklaters Loesch (included in Exhibit 5.2).

23.11	Consent of Gianni, Origoni, Grippo & Partners (included in Exhibit 5.3).

23.12	Consent of Maisto e Associati.

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.3 above.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter of Instruction to Registered Holders and/or Participants or Account Holders in the Depository Trust Company, Euroclear or Clearstream.

99.4	Form of Letter to Clients.

Item 22. Undertakings

The undersigned registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement (or the most recent post-effective amendment thereof). Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5)(i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

(ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests.

The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(6) to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

(7) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg on the 10th day of June, 2004.

TELECOM ITALIA CAPITAL

By:	/s/ Adriano Trapletti
Name: Adriano Trapletti Title: Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 10th day of June, 2004, by the following persons in their capacities indicated.

Signature	Title	Date

/s/ Francesco Tanzi Francesco Tanzi	Chairman	June 10, 2004

/s/ Adriano Trapletti Adriano Trapletti	Managing Director (Principal Executive Officer)	June 10, 2004

/s/ Jaques Loesch Jaques Loesch	Director	June 10, 2004

/s/ Alex Bolis Alex Bolis	Director	June 10, 2004

/s/ Stefania Saini Stefania Saini	Director and Financial Officer (Principal Financial and Accounting Officer)	June 10, 2004

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below on June 10, 2004 in New York, New York by the undersigned as the fully authorized representative of Telecom Italia Capital in the United States.

TELECOM ITALIA OF NORTH AMERICA, INC.

By:	/s/ Sal J. De Rosa
Name: Sal J. De Rosa
Title: President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Milan, Italy on the 10th day of June, 2004.

TELECOM ITALIA S.P.A.

By:	/s/ Carlo Orazio Buora
Carlo Orazio Buora Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 10th day of June, 2004, by the following persons in their capacities indicated.

Signature	Title	Date

/s/ Marco Tronchetti Provera Marco Tronchetti Provera	Executive Chairman	June 10, 2004

/s/ Carlo Orazio Buora Carlo Orazio Buora	Managing Director (Principal Executive Officer)	June 10, 2004

/s/ Enrico Parazzini Enrico Parazzini	Chief Financial Officer (Principal Financial and Accounting Officer)	June 10, 2004

/s/ Gilberto Benetton Gilberto Benetton	Deputy Chairman of the Board of Directors	June 10, 2004

/s/ Riccardo Ruggiero Riccardo Ruggiero	Managing Director—General Manager	June 10, 2004

/s/ Paolo Baratta Paolo Baratta	Director	June 10, 2004

John Robert Sotheby Boas	Director

/s/ Giovanni Consorte Giovanni Consorte	Director	June 10, 2004

Domenico De Sole	Director

/s/ Francesco Denozza Francesco Denozza	Director	June 10, 2004

/s/ Luigi Fausti Luigi Fausti	Director	June 10, 2004

/s/ Guido Ferrarini Guido Ferrarini	Director	June 10, 2004

/s/ Jean Paul Fitoussi Jean Paul Fitoussi	Director	June 10, 2004

Gianni Mion	Director

Massimo Moratti	Director

/s/ Marco Onado Marco Onado	Director	June 10, 2004

/s/ Renato Pagliaro Renato Pagliaro	Director	June 10, 2004

/s/ Pasquale Pistorio Pasquale Pistorio	Director	June 10, 2004

/s/ Carlo Alessandro Puri Negri Carlo Alessandro Puri Negri	Director	June 10, 2004

/s/ Luigi Roth Luigi Roth	Director	June 10, 2004

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below on June 10, 2004 in New York, New York by the undersigned as the fully authorized representative of Telecom Italia S.p.A. in the United States.

TELECOM ITALIA OF NORTH AMERICA, INC.

By:	/s/ Sal J. De Rosa
Name: Sal J. De Rosa
Title: President and Chief Executive Officer